UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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WAGEWORKS, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

April 27, 2017

To Stockholders of WageWorks, Inc.:

Notice is hereby given that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of WageWorks, Inc., a Delaware corporation, will be held on Thursday, April 27, 2017 at 3:00 p.m., Pacific Daylight Time, at the Company’s executive offices located at 1100 Park Place, Fourth Floor, San Mateo, California 94403, for the following purposes:

Agenda Item	Board Vote Recommendation
1. To elect the two Class II directors listed in the accompanying Proxy Statement to serve for a term of three years or until their respective successors are duly elected and qualified.	“FOR”
2. To conduct a non-binding advisory vote on executive compensation.	“FOR”
3. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	“FOR”

The preceding items of business are more fully described in the Proxy Statement filed with the U.S. Securities and Exchange Commission on March 17, 2017 and accompanying this notice of the Annual Meeting. Included with the Proxy Statement is a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed. This notice of Annual Meeting, Proxy Statement and Form of Proxy are being distributed to stockholders on or about March 17, 2017.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Annual Meeting and Procedural Matters.”

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by internet, telephone or mail, will be superseded by the vote that such stockholder casts at the Annual Meeting.

Thank you for your ongoing support of WageWorks, Inc.

By Order of the Board of Directors of WageWorks, Inc.

Joseph L. Jackson
Chairman of the Board of Directors and Chief Executive Officer

[TABLE OF CONTENTS]

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WageWorks, Inc.

1100 Park Place, Fourth Floor

San Mateo, California 94403

(650) 577-5200

PROXY STATEMENT

The Board of Directors (“Board”) of WageWorks, Inc., a Delaware corporation (“we,” “us,” “WageWorks” or the “Company”), is soliciting proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 1100 Park Place, Fourth Floor, San Mateo, California 94403 on Thursday, April 27, 2017 at 3:00 p.m. Pacific Daylight Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying Notice and Form of Proxy are first being distributed to stockholders on or about March 17, 2017.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

Our Board has made these materials available to you on the internet and has delivered printed proxy materials to you in connection with the solicitation of proxies for use at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

What proposals will be voted on at the Annual Meeting?

Three proposals will be voted on at the Annual Meeting:

•	The election of the two Class II directors specified in this Proxy Statement;

•	A non-binding advisory vote on executive compensation; and

•	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

What are the Board’s recommendations?

Our Board unanimously recommends that you vote:

•	“FOR” election of the two nominated Class II directors specified in this Proxy Statement (Proposal 1);

•	“FOR” the approval, on an advisory and non-binding basis, of our executive compensation (Proposal 2);

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 3).

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Joseph L. Jackson and Colm M. Callan, or either of them, will have discretion to vote on those matters in accordance with his or their best judgment. We do not currently anticipate that any other matters will be raised at the 2017 Annual Meeting.

Who is entitled to vote?

Stockholders of record at the close of business on March 6, 2017 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were 37,092,079 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote on all matters being considered at the Annual Meeting.

As of the Record Date, holders of Common Stock are eligible to cast an aggregate of 37,092,079 votes at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes (as discussed under “What vote is required to approve each item?”) are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with WageWorks’ transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the “stockholder of record”, with respect to those shares. Stockholders of record received printed proxy materials from us.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered with respect to those shares the stockholder of record, forwarded the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by completing the voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

How do I vote?

You may vote using any of the following methods:

•

By Mail — Stockholders of record of Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf as follows:

•	“FOR” election of the two nominated Class II directors specified in this Proxy Statement (Proposal 1);

•	“FOR” the approval, on an advisory and non-binding basis, of our executive compensation (Proposal 2);

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 3).

WageWorks stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet — Stockholders of record of Common Stock with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most WageWorks stockholders who hold shares beneficially in street name may provide voting instructions to their brokers, banks or nominees by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you submit voting instructions over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

•

By Telephone — Stockholders of record of Common Stock who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most WageWorks stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions to their brokers, banks or nominees by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

In Person at the Annual Meeting — Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Corporate Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 — The election of Class II directors	Majority of Votes Cast	No

Proposal 2 — The non-binding advisory vote on executive compensation	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3 — The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN for each nominee. A nominee for director in an uncontested election shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Proxies may not be voted for more than two directors and stockholders may not cumulate votes in the election of directors. If you ABSTAIN from voting on Proposal 1, the abstention will have no effect on the outcome of the vote.

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.

With respect to Proposal 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 3, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker, bank or nominee with voting instructions, your shares may constitute “broker non-votes.” When a proposal is not a “routine” matter and the broker, bank or nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the broker, bank or nominee cannot vote the shares on that proposal. This is called a “broker non-vote.” The election of Class II directors (Proposal 1) and the non-binding vote advisory vote on executive compensation (Proposal 2) are not considered “routine” matters, but the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 3) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

Is cumulative voting permitted for the election of directors?

No. The Company’s amended and restated certificate of incorporation and amended and restated bylaws do not permit cumulative voting at any election of directors.

What happens if a director does not receive a sufficient number of votes?

The Company’s Corporate Governance Principles provide that a director nominee who fails to receive a greater number of votes “FOR” his or her election than votes “AGAINST” his or her election must promptly offer his or her resignation to the Board. The Board will determine whether to accept the nominee’s resignation.

How are proxies solicited?

The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers and directors of the Company may solicit proxies. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of Common Stock.

What if multiple stockholders share the same address?

We have adopted the process called “householding” for mailing the proxy materials in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the proxy materials, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you promptly upon request. Such requests should be sent to: WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attention: Investor Relations. If you are a beneficial owner and own your shares through a broker, bank or nominee, please contact your broker, bank or nominee to request additional copies. We will remove such individuals from the householding program within 30 days of their request, following which they will receive an individual copy of our proxy materials. In addition, eligible stockholders receiving multiple copies of the proxy materials can request householding by contacting their broker, bank or nominee.

What is the deadline for stockholder proposals for the 2018 Annual Meeting?

The deadline for submitting a stockholder proposal for inclusion in the Company’s Proxy Statement and Form of Proxy for the Company’s 2018 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is November 17, 2017.

In addition, our amended and restated bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an Annual Meeting of Stockholders.

Advance Notice of Director Nominations — In general, nominations for the election of directors may be made (1) by or at the direction of the Board or (2) by any stockholder of the Company who (a) was a stockholder of record at the time of the giving of the notice provided for in the amended and restated bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Company’s amended and restated bylaws, including the delivery of written notice in proper form to the Corporate Secretary of the Company within the Notice Period (as defined below) containing specified information concerning the nominees and concerning the stockholder proposing such nominations. If a stockholder wishes only to recommend a candidate for consideration by the nominating and corporate governance committee as a potential nominee for the Board, see the procedures discussed in “Corporate Governance Matters — Policy for Director Recommendations.”

Advance Notice of Other Business — The amended and restated bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) brought pursuant to the Company’s proxy materials with respect to such meeting, (2) brought before the meeting by or at the direction of the Board, or (3) a proper matter for stockholder action pursuant to the amended and restated bylaws and under Delaware law, and properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in the amended and restated bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the amended and restated bylaws, including the delivery of written notice in proper form to the Corporate Secretary of the Company within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous years’ annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2017 Annual Meeting of Stockholders will start on January 1, 2018 and end on January 31, 2018.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at the meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Corporate Secretary of the Company. All notices of proposals by stockholders, whether or not intended to be included in the Company’s proxy materials, should be sent to WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attention: Corporate Secretary.

What are the fiscal year end dates?

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about WageWorks and its executive officers and directors. Some of the information is provided as of the end of our 2014, 2015 and 2016 fiscal years and some information is provided as of a more current date. Each of our fiscal years ends on December 31.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors and Nominees

Our Board currently consists of eight members. The number of Board members will be reduced to seven effective as of the Annual Meeting as a result of Edward C. Nafus informing the Board on March 8, 2017 that he has decided not to stand for re-election to the Board. Mr. Nafus’ departure is not the result of any disagreement with the Company regarding its operations, policies or practices. The Company is grateful for his years of service and all of his contributions as a member of the Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of our directors shall be fixed from time-to-time by a resolution of the majority of our Board. Each officer serves at the discretion of the Board and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Our amended and restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•	the Class I directors are Jerome D. Gramaglia and Robert L. Metzger, and their terms will expire at the Annual Meeting of Stockholders to be held in 2019;

•	the Class II directors are Mariann Byerwalter, John W. Larson and Edward C. Nafus and their terms will expire at the Annual Meeting; and

•	the Class III directors are Thomas A. Bevilacqua, Bruce G. Bodaken and Joseph L. Jackson, and their terms will expire at the Annual Meeting of Stockholders to be held in 2018.

Two candidates have been nominated for election as Class II directors at the Annual Meeting for a three-year term expiring in 2020. Upon recommendation of the nominating and corporate governance committee, the Board has nominated Mariann Byerwalter and John W. Larson for re-election as Class II directors. Biographical information about each of the nominees is contained in the following section.

Our Board is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our Chairman of the Board and Chief Executive Officer and other members of senior management. Our Board conducts an annual self-evaluation at the end of each fiscal year, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors will have full access to our management and independent advisors.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named above.

Information Regarding the Nominees and Directors

Names of the nominees and directors and certain biographical information about them as of the Record Date are set forth below:

Name	Age	Position
Joseph L. Jackson	56	Chairman of the Board and Chief Executive Officer
Thomas A. Bevilacqua (2)(3)	60	Director
Bruce G. Bodaken (1)	65	Director
Mariann Byerwalter (1)	56	Director
Jerome D. Gramaglia (2)(3)	61	Director
John W. Larson (3)	81	Lead Independent Director
Robert L. Metzger (1)	49	Director
Edward C. Nafus (1)(2)	76	Director

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of the nominating and corporate governance committee

Joseph L. Jackson has served as our Chairman of the Board since December 2016, and has served as our Chief Executive Officer and as a member of our Board since February 2007. Prior to joining us, Mr. Jackson served in various roles at First Data Corporation, a provider of payment processing services, from January 1983 until March 2006, most recently as President of Commercial Services for its Western Union subsidiary. Mr. Jackson holds a B.S. in Business Administration from the University of Nebraska. We believe that Mr. Jackson possesses specific attributes that qualify him to serve as a member of our Board, including his past business experience and his perspective as our Chief Executive Officer, which brings operational expertise to our Board.

Thomas A. Bevilacqua has served as a member of our Board since November 2009, as a member of our compensation committee since February 2010 and as a member of our nominating and corporate governance committee since February 2011. Mr. Bevilacqua has served as a Managing Director with Vantage Point Capital Partners, a venture capital firm, since November 2007, where he focuses on investments in the Internet and information technology market. Prior to joining Vantage Point, Mr. Bevilacqua served as Executive Vice President of E*TRADE Financial from 1997 to 2002, where he served in a variety of operational roles and established E*TRADE’s acquisition and investment strategies. While at E*TRADE, Mr. Bevilacqua founded ArrowPath Venture Partners, an early stage venture capital fund that was later spun out from E*TRADE, and served as the Managing Partner of that firm from 1999 to November 2007. Mr. Bevilacqua was previously a partner at two leading Silicon Valley law firms, Brobeck, Phleger & Harrison LLP and Orrick, Herrington & Sutcliffe LLP. Since April 2011, Mr. Bevilacqua has served on the board of directors of Gain Capital Holdings, Inc., a provider of online foreign exchange trading services. Mr. Bevilacqua received a J.D. from the University of California, Hastings College of the Law and a B.S. in business administration from the University of California at Berkeley. We believe that Mr. Bevilacqua possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our compensation committee and nominating and corporate governance committee, including his knowledge of technology investments and Internet services, his financial literacy and his general business and legal experience.

Bruce G. Bodaken has served as a member of our Board since September 2005, as Chairman of our audit committee from May 2009 to November 2014 and as a member of our audit committee since February 2006. Mr. Bodaken served as Chairman and CEO of Blue Shield of California from 2000 to 2012, where he was responsible for strategy and management of California’s third largest insurer, with $10 billion in revenue. Prior to that, Mr. Bodaken served as Blue Shield of California’s President and COO from 1996 to 2000. He has been on the board of directors of Rite Aid Corporation since May 2013. Mr. Bodaken is a member of the faculty at University of California, Berkeley, in the Division of Health Policy Management. Mr. Bodaken holds a M.A. from the University of Colorado and a B.A. from Colorado State University. We believe that Mr. Bodaken possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our audit committee, including his extensive business experience as an executive in the health insurance industry.

Mariann Byerwalter has served as a member of our Board since May 2010, as Chairperson of our audit committee from November 2014 to February 2017, and as a member of our audit committee since May 2010. Ms. Byerwalter has been on the Board of Directors of SRI International since October 2001 and Chairman of the Board of Directors of SRI International since January 2015. Ms. Byerwalter served as the Interim President and CEO of Stanford Health Care (formerly, Stanford Hospital and Clinics) from January 2016 to July 2016. Prior to this, Ms. Byerwalter served as Chairman of the Board of Directors of Stanford Health Care from 2006 to 2013. She currently serves on the board of directors of Pacific Life Insurance Company, Franklin Resources, Inc., Redwood Trust, Inc., the Burlington Capital Group, Stanford Health Care and Stanford Children’s Health. Ms. Byerwalter is a Trustee Emerita of the Stanford University Board of Trustees, having served three terms as a Trustee between 1992 and 2012. Ms. Byerwalter was Chief Financial Officer and Vice President for Business Affairs of Stanford University from February 1996 through February 2001. Prior to this she was a partner and co-founder of America First Financial Corporation, which raised funds to purchase and turn-around failed savings and loans from the government. Before this she was Vice President for Strategic Planning and Corporate Development at BankAmerica Corporation, managing acquisitions and divestitures for BankAmerica. Ms. Byerwalter received an M.B.A. from Harvard Business School and a B.A. in Economics and Political Science/Public Policy from Stanford University. We believe Ms. Byerwalter possesses specific attributes that qualify her to serve as a member of our Board and to serve as Chairperson of our audit committee, including her experience as a company executive and her financial and accounting expertise with public companies.

Jerome D. Gramaglia has served as a member of our Board since November 2002, as a member of our compensation committee since October 2003, as Chairman of our compensation committee since February 2006 and as a member of our of our nominating and corporate governance committee since August 2014. Mr. Gramaglia is a private investor/advisor to consumer-oriented technology start-ups. From March 2011 to July 2011, Mr. Gramaglia served as interim Chief Executive Officer and President of Acxiom Corporation, a leading provider of marketing data, services and technology. Mr. Gramaglia previously served as Partner for ArrowPath Venture Partners and as President and Chief Operating Officer for E*TRADE Group, Inc., a leading provider of electronic financial services. Mr. Gramaglia has also served on the boards of directors of Coldwater Creek, a national retailer of women’s apparel, from June 2004 to September 2013 and Acxiom since August 2009, where he currently serves as Non-Executive Chairman of the Board. Mr. Gramaglia received a B.A. in Economics from Denison University. We believe Mr. Gramaglia possesses specific attributes that qualify him to serve as a member of our Board and to serve as Chairman of our compensation committee, including his experience in various executive roles of a public company, his service on the board of other public companies and his marketing, financial, technology and management expertise.

John W. Larson has served as a member of our Board since June 2000, as Chairman of our Board from July 2006 to December 2016, as Lead Independent Director since December 2016, and as Chairman of our nominating and corporate governance committee since February 2006. Mr. Larson retired as a partner at the law firm of Morgan, Lewis & Bockius LLP in December 2009, which he joined in February 2003. Mr. Larson served as partner at the law firm of Brobeck, Phleger & Harrison LLP from 1969 until retiring in January 2003, except for the period from July 1971 to September 1973 when he was in government service as Assistant Secretary of the United States Department of the Interior and Counselor to George P. Shultz, Chairman of the Cost of Living Council. From 1988 until March 1996, Mr. Larson served as the Chief Executive Officer for Brobeck. Mr. Larson served on the board of directors of Sangamo Biosciences, Inc., a biotechnology company focusing on zinc finger DNA-binding proteins, from January 1996 to June 2016. Mr. Larson also serves on the board of Needham Funds and the Buck Institute for Research on Aging. Mr. Larson received an L.L.B. from Stanford Law School and a B.A., with distinction, in Economics from Stanford University. We believe Mr. Larson possesses specific attributes that qualify him to serve as a member of our Board and to serve as Chairman of our nominating and corporate governance committee, including his extensive legal career and business background and his experience on the boards of numerous public and private companies.

Robert L. Metzger has served as a member of our Board since February 2016, as a member of our audit committee since February 2016 and as Chairman of our audit committee since February 2017. Mr. Metzger served as a Partner at William Blair & Company from 2005-2015 after joining the firm in 1999. He served as the Head of the Technology and Financial Services Investment Banking Groups from 2011-2015 and 2007-2015, respectively. During his career of over 15 years at William Blair, he completed in excess of 100 transactions and also acted as Chairman of William Blair & Company’s audit committee from 2013-2015. Prior to joining William Blair & Company, he worked from 1990-1994 at Price Waterhouse in Audit and Audit Advisory Services, in the Financial Institutions Group at A.T Kearney, Inc. from 1995-1997 and in the Investment Banking Division of ABN AMRO Incorporated from 1997-1999. Currently, Mr. Metzger is a faculty member at the University of Illinois where he is the Director of the Investment Banking Academy and College of Business Honors Programs. Mr. Metzger has served on the board of directors and as the chair of the audit committee of Millennium Trust since March, 2016. Mr. Metzger has also served on the board of directors and as the audit committee chair of USA Technologies since May, 2016. Mr. Metzger holds an MBA with concentrations in finance and strategy from J.L. Kellogg Graduate School of Management, Northwestern University and a B.S. in Accountancy from the University of Illinois at Urbana-Champaign. We believe Mr. Metzger possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our audit committee, including his significant experience as an investment banker and his financial and accounting expertise.

Edward C. Nafus has served as a member of our Board since August 2010, as a member of our compensation committee since August 2010 and as a member of our audit committee since February 2012. From April 2005 until his retirement in December 2007, Mr. Nafus served as President and Chief Executive Officer of CSG Systems International, Inc., a leading provider of customer interaction management solutions to the North American market. Mr. Nafus joined CSG Systems in August 1998 as Executive Vice President and became President, Convergent Services and Solutions Division in January 2002. From 1992 to 1998, he served as Executive Vice President of First Data Resources, Chief Executive Officer of First Data Resources Limited and President of First Data International. From 1984 to 1992, he served as President of First Data Resources and Executive Vice President of First Data Corporation. From 1971 to 1978, Mr. Nafus worked in sales management, training and sales for Xerox Corporation. From 1966 to 1971, Mr. Nafus was a pilot and division officer in the United States Navy. Mr. Nafus received a B.S. degree in Secondary Education from Jamestown College. We believe Mr. Nafus possesses specific attributes that qualify him to serve as a member of our Board and to serve as a member of our compensation and audit committees, including his experience as an executive and board member of a public company and general business experience.

See “Corporate Governance Matters” and “Compensation of Directors” for additional information regarding the Board.

The Board recommends a vote “FOR” the election of Mariann Byerwalter and John W. Larson as Class II directors.

PROPOSAL 2

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 24 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on us, the compensation committee or our Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the compensation committee may consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board and our compensation committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will communicate directly with stockholders to better understand the concerns that influenced the vote, consider our stockholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

Following is a summary of some of the key points of our 2016 executive compensation program. See the “Executive Compensation” section beginning on page 24 below for more information.

The compensation committee oversees the development and administration of our executive compensation program. In order to create long-term value for our stockholders, the executive compensation program is intended to achieve the following objectives:

•	attract and retain talented executives, who possess the proven experience, knowledge, skills, and leadership criteria critical to our success;

•	motivate these executives to achieve our business objectives and uphold our core values;

•

reward our executives who can directly influence our overall performance by linking a greater portion of their target total direct compensation opportunity to short-term and long-term incentives than most other employees;

•	promote teamwork within the executive team, while also recognizing the unique role each executive plays in our success; and

•	ensure the alignment of the interests of our executives and our stockholders to promote the short-term and long-term growth of our business, and increase stockholder value.

We believe that the information we have provided above and within the “Executive Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Required Vote

The advisory vote “FOR” approval of our executive compensation requires a majority of the shares present in person or represented by proxy and entitled to vote on each proposal at the Annual Meeting. As this is an advisory vote, the result will not be binding on the Company, the Board or the compensation committee, although our compensation committee will consider the outcome of the vote when evaluating our compensation principles, design and practices.

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The Board recommends a vote “FOR” the advisory non-binding vote approving executive compensation.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

The Board held five (5) meetings during fiscal 2016. Except for Mr. Metzger, who joined our Board in February 2016, each of our directors attended at least 90% of the aggregate number of meetings held by the Board and of the committees on which such director served during fiscal 2016.

Our Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our Board, which charters are available on our website at http://www.WageWorks.com — “About” — “Investor Relations” — “Corporate Governance Documents.”

The non-employee members of the Board also meet in executive session without management present on a regular basis. Mr. Larson, the former Non-Executive Chairman of our Board and current Lead Independent Director, serves as presiding director of these executive sessions.

Audit Committee

Our audit committee is comprised of Ms. Byerwalter and Messrs. Bodaken, Metzger and Nafus, each of whom is a non-employee member of our Board. Mr. Metzger is Chairman of our audit committee as of February 2017. Ms. Byerwalter served as the Chairperson our audit committee prior to February 2017. Mr. Metzger is our audit committee financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication as defined in the rules of the New York Stock Exchange (the “NYSE”). Our audit committee is responsible for, among other things:

•

reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in our annual Proxy Statement.

The audit committee held four (4) meetings during the last fiscal year. The report of the audit committee is included in this Proxy Statement.

Compensation Committee

Our compensation committee is comprised of Messrs. Bevilacqua, Gramaglia and Nafus. Mr. Gramaglia is Chairman of our compensation committee. The compensation committee is responsible for, among other things:

•	overseeing our compensation policies, plans and benefit programs;

•

reviewing and approving for our CEO and executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	preparing the compensation committee report that the SEC requires to be included in our annual Proxy Statement; and

•	administering our equity compensation plans.

The compensation committee held four (4) meetings during the last fiscal year. The report of the compensation committee is included in this Proxy Statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Bevilacqua, Gramaglia and Larson. Mr. Larson is Chairman of our nominating and corporate governance committee. The nominating and corporate governance committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each Annual Meeting of Stockholders to the Board;

•

evaluating director compensation, consulting with outside consultants and/or with our human resources department when appropriate, and making recommendations to our Board regarding director compensation;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	reviewing the succession planning for our executive officers;

•	overseeing the evaluation of our Board and management; and

•	recommending members for each board committee to our Board.

The nominating and corporate governance committee held two (2) meetings during the last fiscal year.

Board Role in Risk Oversight

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. Our audit committee will discuss with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our compensation committee will oversee risk related to compensation policies. Both our audit and compensation committees will report to the full Board with respect to these matters, among others.

As part of its oversight of our compensation programs, our compensation committee has considered our executive officer and non-executive employee compensation programs as they relate to our risk management and based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us. Our employees’ base salaries are fixed in amount and do not depend on performance. Our cash incentive program takes into account multiple metrics, thus diversifying the risk associated with any single performance metric, and we believe it does not incentivize our employees to focus exclusively on short-term outcomes. Our equity awards are limited by the terms of our equity plans to a fixed maximum specified in the plan, and are subject to vesting to align the long-term interests of our employees with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Messrs. Bevilacqua, Gramaglia and Nafus. No interlocking relationship exists between our Board or compensation committee and the board or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Board Leadership Structure

The Company’s Corporate Governance Policy provides that the Board shall fill the Chairman of the Board and Chief Executive Officer positions based upon the Board’s view of what is in the best interests of the

Company. The Chief Executive Officer and Chairman may, but need not be, the same person. In the event that the Chairman is an executive officer of the Company, the Board will also appoint a Lead Independent Director.

The Board has determined that having one individual serve in the role of Chairman of the Board and Chief Executive Officer and appointing a separate individual to serve as Lead Independent Director is in the best interest of the Company’s stockholders at this time, and that these roles provide the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Mr. Jackson currently serves as our Chairman of the Board and Chief Executive Officer. Mr. Larson currently serves as our Lead Independent Director. The Chief Executive Officer is responsible for setting the strategic direction for the Company, while the Chairman of the Board and the Lead Independent Director jointly provide overall leadership to the Board. Separately, Mr. Edgar Montes, our President and Chief Operating Officer is responsible for the day to day leadership and performance of the Company. The Lead Independent Director also works with the Chairman of the Board and Chief Executive Officer to prepare Board meeting agendas.

This leadership structure allows the Chairman of the Board and Chief Executive Officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. The Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

Our Common Stock is listed on the NYSE. Under NYSE rules, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time following the completion of a listed company’s initial public offering. In addition, NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under NYSE rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of Ms. Byerwalter and Messrs. Bevilacqua, Bodaken, Gramaglia, Larson, Metzger and Nafus, representing seven of our eight directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NYSE rules. Our Board also determined that Ms. Byerwalter and Messrs. Bodaken, Metzger, and Nafus, who comprise our audit committee, Messrs. Bevilacqua, Gramaglia and Nafus, who comprise our compensation committee, and Messrs. Bevilacqua, Gramaglia and Larson, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable SEC rules and NYSE rules. In making this determination, our Board considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Policy for Director Recommendations

It is the policy of the nominating and corporate governance committee to consider recommendations for candidates to the Board from stockholders holding at least one percent (1%) of the fully diluted capitalization of the Company continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wants to recommend a candidate for election to the Board should send the recommendation by letter to WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attention: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the committee will consider the following:

•	The current size and composition of the Board and the needs of the Board and the respective committees of the Board;

•

Without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like; and

•	Other factors that the committee may consider appropriate;

•	The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on the Board:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	Skills that are complementary to those of the existing Board;

•	The ability to assist and support management and make significant contributions to the Company’s success; and

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•

If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management; and

•	The committee may propose to the Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the Board.

For stockholders who wish to nominate a candidate for election to the Board (as opposed to only recommending a candidate for consideration by the nominating and corporate governance committee as described above), see the procedures discussed in “Questions and Answers About the Proxy Materials and the Annual Meeting — What is the deadline for stockholder proposals for the 2018 Annual Meeting? — Advance Notice of Director Nominations.”

Policies and Procedures for Communications to Non-Employee or Independent Directors

In cases where stockholders wish to communicate directly with our non-employee directors, messages can be sent to our General Counsel, at generalcounsel@wageworks.com, or to WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403, Attention: General Counsel. Our General Counsel or Legal Department shall review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and, if appropriate, route such communications to the appropriate member(s) of the Board or, if none is specified, to the Lead Independent Director. Our General Counsel may decide in the exercise of her judgment whether a response to any stockholder communication is necessary and shall provide a report to the nominating and corporate governance committee on a quarterly basis of any stockholder communications received for which the General Counsel or Legal Department has determined no response is necessary.

These procedures do not apply to communications to non-employee directors from officers or directors of the Company who are stockholders or to stockholder proposals submitted pursuant to Rule  14a-8 under the Exchange Act.

Attendance at Annual Meeting of Stockholders

Although we do not have a formal policy regarding attendance by members of the Board at our Annual Meeting of Stockholders, we encourage, but do not require, directors to attend. Two (2)  of our directors attended our 2016 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors, including our Chairman of the Board and Chief Executive Officer, Chief Financial Officer and other principal executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at http://www.WageWorks.com — “About” — “Investor Relations” — “Corporate Governance Documents.” The Company will post on our website any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or the NYSE.

Corporate Governance Policy

The Board has adopted Corporate Governance Principles that addresses the role and composition of, and policies applicable to, the Board. The nominating and corporate governance committee will periodically review the policy and report any recommendations to the Board. The Corporate Governance Principles are available on the Company’s website at http://www.WageWorks.com — “About” — “Investor Relations” — “Corporate Governance Documents.”

Majority Voting in Director Elections. In an uncontested election of directors, to be elected to the Board, each nominee must receive the affirmative vote of shares representing a majority of the votes cast, meaning that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee.

The Company’s Corporate Governance Principles provide that any director nominee in an uncontested election who does not receive a greater number of votes “FOR” his or her election than votes “AGAINST” such election must, promptly following certification of the stockholder vote, offer his or resignation to the Board for consideration in accordance with the following procedures. All of these procedures will be completed within 90 days following certification of the stockholder vote.

The Board, through its Qualified Independent Directors (as defined below), shall evaluate the best interests of the Company and its stockholders and shall decide the action to be taken with respect to such offered resignation, which can include, without limitation: (i) accepting the resignation; (ii) accepting the resignation effective as of a future date not later than 180 days following certification of the stockholder vote; (iii) rejecting the resignation but addressing what the Qualified Independent Directors believe to be the underlying cause of the withhold votes; (iv) rejecting the resignation but resolving that the director will not be re-nominated in the future for election; or (v) rejecting the resignation.

In reaching their decision, the Qualified Independent Directors shall consider all factors they deem relevant, including but not limited to: (i) any stated reasons why stockholders did not vote for such director; (ii) the extent to which the “AGAINST” votes exceed the votes “FOR” the election of the director and whether the “AGAINST” votes represent a majority of the Company’s outstanding shares of common stock; (iii) any alternatives for curing the underlying cause of the “AGAINST” votes; (iv) the director’s tenure; (v) the director’s qualifications; (vi) the director’s past and expected future contributions to the Company; (vii) the overall composition of the Board, including whether accepting the resignation would cause the Company to fail or potentially fail to comply with any applicable law, rule or regulation of the SEC or the NYSE rules; and (viii) whether such director’s continued service on the Board for a specified period of time is appropriate in light of current or anticipated events involving the Company.

Following the Board’s determination, the Company shall, within four business days, disclose publicly in a document furnished or filed with the SEC the Board’s decision as to whether or not to accept the resignation offer. The disclosure shall also include a description of the process by which the decision was reached, including, if applicable, the reason or reasons for rejecting the offered resignation.

A director who is required to offer his or her resignation in accordance with this policy shall not be present during the deliberations or voting as to whether to accept his or her resignation or, except as otherwise provided below, a resignation offered by any other director in accordance with this policy. Prior to voting, the Qualified Independent Directors may afford the affected director an opportunity to provide any information or statement that he or she deems relevant.

For purposes of this policy, “Qualified Independent Directors” means all directors who (i) are independent directors (as defined in accordance with the NYSE rules) and (ii) are not required to offer their resignation in connection with an election in accordance with this policy. If there are fewer than three independent directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent directors, and each independent director who is required to offer his or her resignation in accordance with this policy must recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

All nominees for election or reelection as a director in an uncontested election shall be deemed, as a condition to being nominated, to have agreed to abide by this policy and, if applicable, shall offer to resign and shall resign if requested to do so in accordance with this policy (and shall if requested submit an irrevocable resignation letter, subject to this policy, as a condition to being nominated for election).

Whistleblower Policy

The audit committee has established a telephone and internet whistleblower hotline available to employees of the Company for the anonymous submission of suspected violations, including accounting, internal controls, or auditing matters, harassment, fraud and policy violations.

Related Person Transaction Policy

The Company has adopted a Related Party Transaction Policy. See “Certain Relationships and Related Transactions — Related Party Transaction Policy.”

Insider Trading Policy and Rule 10b5-1 Trading Plans

The Company has an Insider Trading Policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to the Company’s Common Stock.

As of the Record Date, none of our executive officers and none of our directors were parties to 10b5-1 trading plans. In accordance with our policy, our officers and directors may also choose to enter into 10b5-1 trading plans in the future. The Company does not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of its officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of the Record Date, as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of our Common Stock, (ii) all of our directors and executive officers and (iii) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 37,092,079 shares of Common Stock outstanding as of Record Date. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding all shares of Common Stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than one percent is denoted with an “*.”

Unless otherwise indicated below, the address of each beneficial owner listed on the table is c/o WageWorks, Inc., 1100 Park Place, Fourth Floor, San Mateo, California 94403.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information available or furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Joseph L. Jackson (1)(2)	730,182	1.93%
Thomas A. Bevilacqua (3)	26,041	*
Bruce G. Bodaken (4)	9,441	*
Mariann Byerwalter (5)	10,541	*
Jerome D. Gramaglia (6)	33,541	*
John W. Larson (7)	63,680	*
Robert L. Metzger (8)	9,166	*
Edward C. Nafus (9)	34,443	*
Edgar O. Montes (10)(2)	231,927	*
Kimberly L. Wilford (11)(2)	136,032	*
Colm M. Callan (12)	67,266	*
All Executive Officers and Directors as a group (11 persons) (13)	1,352,260	3.54%

5% Stockholders:
BlackRock, Inc. (14)	4,076,520	10.99%
FMR LLC (15)	3,954,229	10.66%
The Vanguard Group (16)	3,071,188	8.28%

*	Represent beneficial ownership of less than 1%
(1)	Includes options to purchase 607,169 shares of our Common Stock exercisable, and 130,000 performance based awards due to vest within 60 days of March 6, 2017.
(2)	Includes one-time performance based equity awards that are expected to vest at 50% of initial target RSU award. Vesting is dependent on the Company’s stock price performance for the three-year performance period ending April 7, 2017.
(3)	Includes options to purchase 15,500 shares of our Common Stock exercisable, and 2,943 restricted stock unit awards due to vest within 60 days of March 6, 2017. The address of Mr. Bevilacqua is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.

(4)	Includes 2,943 restricted stock unit awards due to vest within 60 days of March 6, 2017.
(5)	Includes 2,943 restricted stock unit awards due to vest within 60 days of March 6, 2017.
(6)	Includes options to purchase 23,000 shares of our Common Stock exercisable, and 2,943 restricted stock unit awards due to vest within 60 days of March 6, 2017.
(7)	Includes options to purchase 30,500 shares of our Common Stock exercisable, and 2,943 restricted stock unit awards due to vest within 60 days of March 6, 2017.
(8)	Includes options to purchase 5,833 shares of our Common Stock exercisable within 60 days of March 6, 2017.
(9)	Includes options to purchase 25,000 shares of our Common Stock exercisable, and 2,943 restricted stock unit awards due to vest within 60 days of March 6, 2017.
(10)	Includes options to purchase 181,670 shares of our Common Stock exercisable, and 45,500 performance based awards due to vest within 60 days of March 6, 2017.
(11)	Includes options to purchase 84,379 shares of our Common Stock exercisable, and 45,500 performance based awards due to vest within 60 days of March 6, 2017.
(12)	Includes options to purchase 55,207 shares of our Common Stock exercisable within 60 days of March 6, 2017.
(13)	Includes options to purchase 1,031,591 shares of our Common Stock exercisable, 17,658 restricted stock unit awards due to vest, and 221,000 performance based awards due to vest within 60 days of March 6, 2017.
(14)	Based solely on a Schedule 13GA filed with the SEC by BlackRock, Inc. on January 11, 2017. Entities affiliated with BlackRock have sole voting power with respect to 4,000,633 shares of our common stock and sole dispositive power with respect to 4,076,520 shares of our common stock. The principal business office for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(15)	Based solely on a Schedule 13G filed with the SEC by FMR, LLC on February 13, 2017. Entities affiliated with FMR, LLC have sole voting power with respect to 108,943 shares of our common stock and sole dispositive power with respect to 3,954,229 shares of our common stock. The principal business office for FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.
(16)	Based solely on a Schedule 13GA filed with the SEC by The Vanguard Group — 23-1945930 (“Vanguard”) on February 9, 2017. Vanguard, in its capacity as investment adviser, has sole voting power with respect to 72,265 shares of our common stock, shared voting power with respect to 4,700 shares of our common stock, sole dispositive power with respect to 2,996,023 shares of our common stock, and shared dispositive power with respect to 75,165 shares of our common stock. The principal business office for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

We have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our audit committee, or other independent members of our Board in the case it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

The following is a summary of transactions since the beginning of fiscal 2016 to which we were or are a party in which the amount involved exceeds $120,000 and in which any of our directors, nominees for director, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the “Executive Compensation” section of this Proxy Statement.

Indemnification Agreements

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

EXECUTIVE OFFICERS

The names of the Company’s executive officers, their ages, their positions with the Company and other biographical information as of the Record Date, are set forth below. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Joseph L. Jackson	56	Chairman of the Board and Chief Executive Officer
Edgar O. Montes	56	President and Chief Operating Officer
Colm M. Callan	48	Chief Financial Officer
Kimberly L. Wilford	48	Senior Vice President, General Counsel and Corporate Secretary

Joseph L. Jackson. For a brief biography of Mr. Jackson, please see “Proposal One — Election of Directors — Information Regarding the Nominees and Directors.”

Edgar O. Montes has served as our President since December 2016 and Chief Operating Officer (COO) since December 2012. Prior to his appointment as COO, Mr. Montes held the position of Senior Vice President, Service Delivery Operations since March 2007, and also held the position of Vice President, Operations from November 2006 until March 2007. Prior to joining us, Mr. Montes served in various positions with American Express, most recently as Vice President — Customer Service, where he was responsible for overseeing customer service, from December 1982 until November 2006. Mr. Montes holds an M.B.A., a B.S. in Accounting and a B.S. in Real Estate from Arizona State University.

Colm M. Callan has served as our Chief Financial Officer (CFO) since September 2014. Prior to joining us, Mr. Callan served as Chief Financial Officer of the Product and Technology division of PayPal, an eBay Inc. company, comprised of more than 4,000 people and $1 billion of annual spend, from 2012 to 2014. Prior to joining PayPal, Mr. Callan was a Senior Director of Corporate Development at eBay Inc., where he led multifunctional teams in the execution of global strategic acquisitions, joint ventures, divestitures, and investments since 2008. Mr. Callan also brings to the Company almost a decade of technology investment banking experience from his roles at Credit Suisse, Morgan Stanley, and Merrill Lynch. Mr. Callan holds an M.B.A. and a B.A.S. from Stanford University.

Kimberly L. Wilford has served as our Senior Vice President, General Counsel and Corporate Secretary since March 2008. Prior to joining us, Ms. Wilford served as Senior Corporate Counsel for Aricent Inc., a leading communications software company, from May 2007 to March 2008, where she advised Aricent on legal matters, and prior to that as Associate General Counsel for KLA-Tencor Corporation, a provider of yield management and process control solutions for semiconductor manufacturing and related industries, from April 2000 to May 2007, where she advised KLA-Tencor on legal matters. Ms. Wilford holds a J.D. from the University of the Pacific, McGeorge School of Law and a B.A. in Political Science from the University of California, Santa Barbara.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed the below Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Jerome D. Gramaglia, Chair
Thomas A. Bevilacqua
Edward C. Nafus

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information about the Company’s executive compensation philosophy, the principles that govern the executive compensation program, the material elements of the 2016 executive compensation program for the Company’s Named Executive Officers, or NEOs, and how and why the independent Compensation Committee and the independent members of the Board determined the specific compensation elements that comprised the 2016 executive compensation program.

Compensation Overview

Compensation decisions primarily are made by the independent Compensation Committee. As the Company has continued to grow, the Compensation Committee has been mindful of our need to retain our NEOs and motivate them to meet or exceed short-term goals and long-term strategic objectives, while, at the same time, create sustainable long-term value for our stockholders. Accordingly, we designed an executive compensation program for 2016 that tied a substantial portion of the NEOs’ compensation directly to achievement of rigorous performance objectives over sustained time periods. We believed this approach appropriately encourages the NEOs to continue delivering exceptional results because it places a significant percentage of their total compensation at-risk and correspondingly rewards them when they achieve performance objectives and deliver stockholder value.

The 2016 executive compensation program consisted of the following key compensation elements that we leveraged in varying degrees to create a performance-driven compensation structure:

•	base salary;

•	annual incentive compensation in the form of a cash bonus; and

•	long-term incentive compensation in the form of performance-based Restricted Stock Units, or RSUs, and time-based stock options.

The resulting compensation opportunity consisted primarily of performance-based annual cash incentive compensation and long-term equity incentive compensation in the form of performance-based and time-based equity awards.

Specifically, for 2016, the total target direct compensation for the NEOs consisted of approximately 90% performance-based compensation, of which approximately 80% was in the form of long-term incentive compensation, as depicted in the charts below:

CEO Pay Mix	Average NEO Pay Mix

The Compensation Committee believes that this program, designed with a significant emphasis on performance-based pay, is the appropriate compensation structure for the Company at this critical juncture in its development to help us retain key leaders and incentivizes them to grow shareholder value.

Each element of our compensation program is discussed in greater detail below.

Named Executive Officers

The Company’s NEOs for 2016 were:

•	Joseph L. Jackson, Chairman of the Board and Chief Executive Officer, or CEO;

•	Edgar O. Montes, President and Chief Operating Officer;

•	Colm M. Callan, Chief Financial Officer, or CFO; and

•	Kimberly L. Wilford, Senior Vice President, General Counsel, and Corporate Secretary.

2016 Financial and Operational Highlights

The Company achieved several significant financial and operational results in 2016:

•	A 9% increase in total revenue year-over-year (from $334.3 million in 2015 to $364.7 million in 2016);

•	GAAP net income of $20.2 million or $0.54 per diluted share, as compared to GAAP net income in 2015 of $23.0 million or $0.63 per diluted share;

•	A 12% increase in non-GAAP Adjusted EBITDA year-over-year (from $96.5 million in 2015 to $108.0 million in 2016);

•	Maintained very high customer and participant satisfaction and retention scores;

•	Maintained a greater than 95% annual renewal rate for enterprise clients;

•	Acquisition of Automatic Data Processing, Inc.’s Consumer Health Spending Account, COBRA and direct bill businesses;

•	Transition of Ceridian Corporation’s COBRA portfolio to the Company; and

•	Selection by the United States Office of Personnel Management to administer its Federal Flexible Spending Account Program (FSAFEDS).

2016 NEO Compensation Highlights

Consistent with our philosophy to tie compensation directly to performance and growth, the Compensation Committee took the following actions in 2016:

•	Base Salary — Only adjust the annual base salary of certain NEOs to reflect competitive market conditions;

•

Annual Performance-Based Incentive Compensation — As in previous years, designed the annual 2016 Executive Bonus Plan to focus exclusively on Company performance objectives, with a strong emphasis on both EBITDA and organic revenue growth, as the criteria for payment of cash bonuses to the NEOs; and

•

Long-Term Equity Awards — As part of our annual compensation review, granted a mix of time-based stock options that vest over four years based on continued service and performance-based RSU awards that are earned upon achievement of pre-established revenue growth and profitability performance metrics over a three-year performance period.

Executive Compensation-Related Policies and Practices

We maintain the following executive compensation policies and practices:

•

Independent Compensation Committee. The Compensation Committee is made up of all independent directors and has established effective means for communicating with stockholders regarding their executive compensation ideas and concerns;

•	Independent Compensation Committee Advisor. The Compensation Committee engaged its own compensation consultant to assist with its 2016 compensation reviews;

•

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of the Company’s compensation market reference group used for comparative purposes and a review of our compensation-related risk profile to ensure that the Company’s compensation-related risks are not reasonably likely to have a material adverse effect on the Company;

•

Compensation At-Risk. The executive compensation program is designed so a significant portion of compensation is “at risk” based on corporate performance, and predominantly equity-based to align the interests of the NEOs and stockholders;

•	Performance-Based Incentives. We use performance-based short-term and long-term incentives;

•	Multi-Year Vesting Requirements. The equity awards granted to the NEOs vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;

•

No Special Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to the NEOs that are not offered to all similarly situated employees;

•	Limited Perquisites. We provide minimal perquisites and other personal benefits to the NEOs;

•

No “Golden Parachute” Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any tax liability that the NEOs might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code;

•

Compensation Recovery Policy. We maintain a compensation recovery (“clawback”) policy that provides that, if we must prepare an accounting restatement, we may recover from the NEOs any incentive compensation erroneously paid or awarded under the plan over what would have been paid under the accounting restatement;

•	Hedging and Pledging Prohibited. The Company’s Insider Trading Policy prohibits employees from hedging any Company securities and from pledging any Company securities as collateral for a loan; and

•	Stock Ownership Guidelines. We maintain stock ownership guidelines for the NEOs that encourage each to beneficially own a specified number of shares of the Company’s Common Stock.

Compensation Philosophy and Objectives

For the Company to succeed it must continually build on its expertise, expand the breadth and quality of its solutions, enhance its technology platforms, and manage its operations efficiently and effectively. The executive compensation program supports these objectives by ensuring that the Company can:

•	attract and retain talented executives, who possess the proven experience, knowledge, skills, and leadership criteria critical to the Company’s success;

•	motivate these executives to achieve the Company’s business objectives and uphold its core values;

•

reward executives who can directly influence overall performance by linking a greater portion of their target total direct compensation opportunity to short-term and long-term incentives than most other employees;

•	promote teamwork within the executive team, while also recognizing the unique role each executive plays in the Company’s success; and

•	ensure alignment of the interests of executives and stockholders to promote the short-term and long-term growth of the business, and increase shareholder value.

Based on this philosophy, we designed the executive compensation program to encourage the achievement of strong overall financial results, particularly revenue growth, free cash flow and profitability, and outstanding customer service.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee designs and oversees the Company’s executive compensation program in accordance with our policies and practices and within in the framework of our executive compensation philosophy and objectives. The Compensation Committee has the final decision-making authority for the compensation of the NEOs, but we report these decisions to the independent members of Board as a corporate governance practice. Each member of the Compensation Committee member qualifies as (i) an “independent director” under the listing standards of The New York Stock Exchange, (ii) a “non-employee director” under Exchange Act Rule 16b-3, and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code, or the Code.

At the beginning of each year, the Compensation Committee reviews the executive compensation program, including any incentive compensation plans and arrangements to determine whether they are appropriately aligned with the Company’s business strategy and achieving desired objectives. The Compensation Committee also reviews market trends and changes in competitive compensation practices, as further described below. Based on our review and assessment, the Compensation Committee, from time to time, recommends changes in the Company’s executive compensation program to the Board.

The factors considered by the Compensation Committee in determining the 2016 compensation for the NEOs included:

•	the recommendations of the CEO (except regarding his own compensation) as described below;

•	the Company’s corporate growth and other elements of financial performance;

•	the relevant competitive market data (as described below);

•	the experience, competencies, and responsibilities of each NEO;

•	the expected future contribution of each NEO; and

•	internal pay equity based on the impact on the business and performance.

Historically, the Compensation Committee has discussed the CEO’s performance and his target compensation opportunities with the independent members of the Board to ensure these compensation opportunities are aligned with overall corporate objectives.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience and knowledge of the Company, the competitive market and each NEO.

Although the Compensation Committee does not “benchmark” the compensation of the NEOs, we reference the 50th and 75th percentiles of the competitive data derived from the compensation market reference group for each of element of total target cash compensation (base salary plus annual incentive compensation), long-term incentive compensation, and target total direct compensation (total target cash plus long-term incentive compensation). The Compensation Committee exercises its judgment in determining the compensation of each NEO and may set the level of an individual compensation element or target total direct compensation outside this percentile range when we determine that it is necessary or appropriate to reflect individual and/or Company performance, role scope, and internal equity.

The Compensation Committee’s authority, duties, and responsibilities are described in our charter, which is reviewed annually and revised and updated as warranted. The charter is available on the Company’s corporate website at http://ir.wageworks.com.

Role of Management

The CEO works closely with the Compensation Committee in determining the compensation of the other NEOs. At the beginning of each year, the CEO reviews the performance of the other NEOs for the previous year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation. These recommendations concern the base salary, annual incentive compensation, and long-term incentive compensation for each NEO (other than himself) based on the Company’s results and the individual NEO’s contribution to these results. The Compensation Committee then reviews these recommendations and considers the other factors described above and make decisions as to each individual compensation element for the NEOs. The CEO also assists us with the identification of performance objectives for the annual Executive Bonus Plan.

The NEOs typically attend Compensation Committee meetings, except for executive sessions (unless specifically requested by the Compensation Committee to be present). No NEO attends an executive session at which his or her compensation is considered.

Role of Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage one or more external compensation consultants or other advisors to assist in the discharge of its responsibilities.

In 2016, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm, to assist it in reviewing and analyzing the compensation of the NEOs. The Compensation Committee worked with Compensia to assess the compensation of the NEOs against the compensation of similarly-situated executives at the companies in the Company’s compensation market reference group.

Compensia reported directly to the Compensation Committee. The Compensation Committee assessed the independence of Compensia taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C-1 and the applicable listing standards of The New York Stock Exchange, and concluded that that there is no conflict of interest with respect to the work that Compensia performed for the Compensation Committee.

Competitive Positioning

To assess the competitiveness of the executive compensation program, and individual compensation levels and related policies and practices, the Compensation Committee reviews and analyzes market data drawn from a group of market reference companies and select compensation surveys. The compensation market reference group is derived from an evaluation of companies across multiple relevant industry sectors based on financial and other relevant criteria, including, but not limited to, revenue, market capitalization, and growth rate.

At the beginning of 2016, the Compensation Committee directed Compensia to review and propose updates to the then-existing compensation market reference group. Compensia evaluated the compensation market reference group and, based on changes to the size of certain companies, proposed the following compensation market reference group for 2016, which was subsequently approved by the Compensation Committee:

ACI Worldwide athenahealth Bottomline Technologies Cornerstone OnDemand Envestnet Fair Isaac	Financial Engines Guidewire Software Health Equity MarketAxess Holdings Medidata Solutions NIC	Paycom Software The Ultimate Software Group TriNet Technologies Tyler Technologies WEX

This compensation market reference group was comprised of publicly-traded information technology services, internet software and services, professional services, software, and financial technology companies, which generally had revenues between approximately $100 million and $1 billion, had experienced strong year-over-year growth in revenues and profitable operating margins, and had a market capitalization between approximately $1 billion and $5 billion.

The Compensation Committee also directed Compensia to conduct a competitive market analysis of the executive compensation levels and practices of the companies in the compensation market reference group. This data was considered by the Compensation Committee in its deliberations on executive compensation in 2016.

We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or annual or long-term incentive compensation, upon any type of “benchmarking” to a market reference or other representative group of companies. The Compensation Committee believes that information regarding the compensation practices at other companies is useful in helping us assess the competitiveness of our compensation policies and practices in the marketplace and the reasonableness and appropriateness of individual executive compensation elements and of the overall executive compensation packages. This information is only one of several factors that we consider, however, in making our decisions with respect to the compensation of the NEOs.

Impact of 2016 Stockholder Advisory Vote on 2016 Executive Compensation

In April 2016, we conducted a “say-on-pay” vote, at our Annual Meeting of Stockholders. Our stockholders approved on an advisory basis the compensation of the NEOs, with more than 98% of the votes cast in favor of our executive compensation program.

The Compensation Committee evaluated our executive compensation policies and practices throughout 2016 and determined we should maintain the compensation philosophy and objectives from prior years and retain our general approach to executive compensation. As a result, the Compensation Committee decided to maintain an emphasis on incentive compensation that rewards our NEOs when they deliver value for our stockholders and, except as noted above, made no significant changes to our executive compensation program.

Compensation Elements

The executive compensation program consisted of three principal elements: (1) base salary, (2) annual performance-based incentive compensation in the form of cash bonuses, and (3) long-term incentive compensation in the form of performance-based and time-based equity awards. We provided these primary forms of compensation, in addition to others, for the following reasons:

Compensation Element	Reason for Providing Element

Base Salary	To compensate the NEOs for their day-to-day efforts based on demonstrated experience, competencies and performance

Annual Incentive Compensation	To motivate and reward achievement of annual strategic goals and to better align the NEOs interests with stockholders’ interest by promoting strong, annual financial and business results

Long-Term Incentive Compensation	To align the NEOs interests with the long-term interests of stockholders and to achieve our retention objectives through multi-year vesting requirements and through performance-based vesting requirements linked to the Company’s long-term strategic goals

Retirement, Welfare and Health Benefits	To provide for the safety and wellness of the NEOs through a competitive benefits package

Post-Employment Compensation	To allow the NEOs to focus on their job duties and the Company’s performance

We used these compensation elements to make up the executive compensation program because they were consistent with other programs in the Company’s competitive market and allowed the Company to effectively compete for highly-qualified talent. Each element supports achievement of one or more of our compensation objectives, and, collectively, they have been and, we believed, would continue to be effective means for motivating the NEOs. We viewed the three principal compensation elements as related, but distinct, components of the total compensation program. We did not believe that total compensation should be derived from a single element, or that significant compensation from one element should negate or reduce compensation from other elements.

Base Salary

A competitive base salary is a necessary component of the executive compensation program so we can attract and retain a stable team of executive officers. Base salaries for the NEOs are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, and equitable across the NEO team.

We established the initial base salaries of the NEOs through arm’s-length negotiation when we hired each individual, considering his or her position, qualifications, experience, prior salary level, and the base salaries of the other NEOs. Thereafter, the Compensation Committee reviews and considers adjustments to the base salaries of the NEOs annually, following our review of each executive officer’s performance for the most recently-completed fiscal year.

In February 2016, we reviewed the base salaries of the NEOs in conjunction with a competitive market analysis performed by Compensia, the recommendations of our CEO (except regarding his own base salary) and the other factors described above. Consistent with our objective to increase the market competiveness of total target cash compensation opportunities, the Compensation Committee increased the base salary of each NEO

(other than our CEO) to a level that, when considered with his or her target annual incentive compensation opportunity, provided the appropriate retention and motivational incentives and was competitive with the Company’s compensation peer group.

The base salaries of the NEOs for 2016 were:

Named Executive Officer	2015 Base Salary ($)	2016 Base Salary ($)	Percentage Change
Joseph L. Jackson	700,000	700,000	0%
Edgar O. Montes	400,000	412,000	3%
Colm M. Callan	340,000	350,200	3%
Kimberly L. Wilford	330,000	339,900	3%

The base salaries paid to the NEOs during 2016 are also set forth in the “Summary Compensation Table,” which appears later on in this report.

Annual Incentive Compensation (Cash Bonuses)

We use annual incentive compensation in the form of cash bonuses to motivate the NEOs to achieve specified objectives. The Compensation Committee establishes annual cash bonus opportunities under a formal bonus plan in accordance with the stockholder-approved Executive Bonus Plan. The Compensation Committee sets the performance objectives at levels that we believe are capable of achievement with meaningful effort and the target bonus opportunity for each NEO is expressed as a percentage of his or her annual base salary. The Executive Bonus Plan is designed to pay above-target bonuses when the Company exceeds its annual objectives and below-target bonuses when the Company does not achieve these objectives. If the Company fails to achieve the threshold levels of performance under the plan, no bonuses will be paid to the NEOs.

In February 2016, the Compensation Committee adopted cash bonus performance measures for 2016, as described in detail below:

Target Bonus Opportunities

In adopting the performance measures for 2016, the Compensation Committee reviewed the target bonus opportunities of each NEO, taking into consideration a competitive market analysis performed by Compensia and the recommendations of the CEO (except with respect to his own target bonus opportunity), as well as the other factors described above. We set each NEO’s target bonus opportunity at a level that, when considered with his or her base salary, provided the appropriate motivational and retention incentives and was market competitive. We did not increase the target bonus percentage of any NEO in 2016.

The target bonus opportunities of the NEOs for 2016 were:

Named Executive Officer	2016 Target Bonus Opportunity (as a percentage of base salary)	2016 Target Bonus Opportunity ($)
Joseph L. Jackson	100%	700,000
Edgar O. Montes	75%	309,000
Colm M. Callan	60%	210,120
Kimberly L. Wilford	60%	203,940

Performance Measures

The Compensation Committee selected three performance-based objectives for the 2016 Executive Bonus Plan:

(1)	a threshold performance measure based on the Company’s “Net Income” (as discussed below);

(2)	a corporate financial measure based on the Company’s “Actual Adjusted EBITDA” (as discussed below); and

(3)	an overall Company performance measure based on the Company’s “Actual Adjusted Organic Revenue Growth” (as discussed below).

We believed these performance measures were appropriate because they incented the NEOs to work as a team to achieve the financial, business, and strategic objectives reflected in our 2016 operating plan and were linked to the interests of the stockholders.

The Compensation Committee reserved the authority under the 2016 Executive Bonus Plan to make adjustments to the corporate financial measure or the overall Company performance measure before bonuses were paid. We believed it was important to maintain this flexibility to incent achievement of business goals and objectives that may evolve after the beginning of the year. For the 2016 Executive Bonus Plan:

•	“Net Income” meant the Company’s net income as reported in its financial statements for the performance period;

•	“Actual Adjusted 2016 EBITDA” meant earnings before interest, tax, depreciation, and amortization, or EBITDA, for the performance period as reported in the Company’s financial statements, adjusted by:

•	adding back the compensation costs for the performance period for share-based payments that must otherwise be amortized for financial reporting under ASC Topic 718 Compensation — Stock Compensation;

•

excluding the financial results of any businesses the Company acquired during the performance period (unless such business also was included in the budgeted Adjusted EBITDA target for 2016 as approved by the Board; and

•	including the effect of bonuses paid to the NEOs for the year, including bonuses paid under the Executive Bonus Plan.

•

“Actual Adjusted Organic Revenue Growth” was to be calculated by dividing the Company’s Actual Adjusted Organic Revenue in January 2017 by Actual Adjusted Organic Revenue in January 2016 minus one, multiplied by 100; and

•

“Actual Adjusted Organic Revenue” meant total revenue, less “run-out” and “grace period” fees, less any revenue from any portfolio purchases during the year, and any client credits, which had to be reviewed by the Compensation Committee for possible adjustment within the calculation.

Annual Incentive Formula

The three performance objectives worked together in a stacking fashion, whereby each objective must be met in successive order for an NEO to become eligible to receive payment under the corporate financial and overall Company performance objectives. Specifically, if the threshold performance goal was achieved, then the determination of each NEO’s bonus was to be based on the Company’s actual performance as measured against each of the other two performance measures, which were to be equally weighted as 50% of the total target bonus opportunity. If, however, the minimum Actual Adjusted 2016 EBITDA amount was not met, then an NEO would not be eligible to receive payment under the Actual Adjusted Organic Revenue Growth objective.

Actual Adjusted 2016 EBITDA. The following table sets forth the threshold, target, and maximum levels of the Actual Adjusted 2016 EBITDA performance objective, as well as the multiplier that would be applied to the portion of the eligible bonus upon achievement of this performance objective, which constituted 50% of the target bonus opportunity:

Actual Adjusted 2016 EBITDA Metric	Multiplier
Less than $106 million	0%
$106 million	45%
$108 million	50%
$111 million or greater	75%

In the event of Actual Adjusted 2016 EBITDA between $106 million and $111 million, the multiplier was to be calculated between each designated segment on a linear basis.

Actual Adjusted Organic Revenue Growth. If Actual Adjusted 2016 EBITDA equaled or exceeded $106 million, then each NEO would also be eligible to receive the portion of his or her eligible bonus based upon the Company’s actual performance as measured against the Actual Adjusted Organic Revenue Growth objective.

The following table sets forth the threshold, target, and maximum levels of the Actual Adjusted Organic Revenue Growth performance objective, as well as the multiplier that would be applied to the portion of the eligible bonus upon achievement of this performance objective, which constituted 50% of the target bonus opportunity:

Adjusted Organic Revenue Growth Metric	Multiplier
Less than 8%	0%
8%	45%
9%	50%
10% or greater	75%

In the event of Actual Adjusted Organic Revenue Growth between 8% and 10%, the multiplier was to be calculated between each designated segment on a linear basis.

2016 Annual Incentive Award Decisions

In February 2017, the Compensation Committee assessed performance against the three performance objectives under the 2016 Executive Bonus Plan. We determined that, for 2016, the Company met the threshold Net Income metric, the Company achieved Actual Adjusted 2016 EBITDA that resulted in a multiplier of 50% for this metric, and the Company achieved Actual Adjusted Organic Revenue Growth that resulted in a multiplier of 75% for this metric.

Applying the formula in the 2016 Executive Bonus Plan, our achievement percentage under the plan was at 125%, the maximum level, and the following annual bonus payments were made to the NEOs and, in the case of the CEO, the independent members of the Board also approved the bonus payment:

Named Executive Officers	Target Annual Incentive Award Opportunity (as a percentage of base salary)	Actual Bonus Award ($)	Actual Bonus Award (as a percentage of base salary)
Joseph L. Jackson	100%	875,000	125%
Edgar O. Montes	75%	386,250	93.75%
Colm M. Callan	60%	262,650	75%
Kimberly L. Wilford	60%	254,925	75%

The annual bonuses paid to the NEOs for 2016 are also set forth in the “Summary Compensation Table,” which appears later on in this report.

Long-Term Incentive Compensation

The Compensation Committee uses a “portfolio” approach in designing the long-term incentive compensation opportunities for the NEOs to both align their interests with the interests of the Company’s stockholders and to enable them to participate in the creation of sustainable long-term value for those stockholders. In addition, to the extent long-term incentives are awarded to the NEOs, these awards serve our retention objectives, as they must be earned over an extended period based on continued service with the Company.

Grant of Performance-Based RSUs and Stock Options

In February 2016, the Compensation Committee reviewed the long-term incentive opportunities and the total target direct compensation levels of the NEOs to assess the market competitiveness and retention strength of each individual’s outstanding and unvested equity awards. Based on this review, the Compensation Committee granted performance-based RSU awards and time-based stock options to our NEOs, as described in further detail below. The Compensation Committee believed that granting our NEOs a mix of performance-based and time-based equity awards allowed us to remain competitive with the market in which we compete for talent, and also balance our objectives of providing significant retention incentives as well as incentives for driving long-term growth in our business.

The equity awards granted to the CEO were approved by the independent members of the Board. In making these awards, we also considered a competitive market analysis performed by Compensia, the recommendations of our CEO (except regarding his own equity awards) and the other factors described above.

Each NEO’s 2016 performance-based RSU award may be settled for shares of the Company’s Common Stock only if the Company meets or exceeds pre-established target levels for revenue growth and profitability for the three-year performance period from 2016 through 2018. The Compensation Committee believed that performance-based RSU awards offered an economically efficient way to place the NEOs in the same position as a stockholder because the amount that he or she ultimately receives from the award depends on his or her ability to (i) contribute to the successful execution of long-term financial objectives and (ii) achieve those objectives in a manner that is reflected in the actual value of the shares of the Company’s Common Stock that are earned under the award. The measures used in granting the equity awards are appropriately different from the measures used in the 2016 Executive Bonus Plan. In addition to a longer performance period, the revenue measure includes both organic revenue growth as well as revenue growth achieved from acquisitions and uses EBITDA margins as the threshold. The Compensation Committee believes the use of such measures was an appropriate way to reinforce the emphasis on growing the business while maintaining profitability — an outcome that we believes is critical to enhancing the Company’s stock price and creating sustainable long-term stockholder value.

Each NEO’s stock option grant vests over four years, with 25% of the shares vesting on the first anniversary of the effective date, and the remaining shares vesting monthly thereafter.

In determining the size and mix of the performance-based RSUs and the time-based stock options, the Compensation Committee or, in the case of our CEO, the independent Board members exercised its discretion to set the amount and mix of the equity awards at levels we believed were market competitive, but also provided a retention incentive to each NEO over the long-term.

The equity awards granted to the NEOs were:

Named Executive Officers	Time-Based Stock Options (number of shares)	Performance-Based RSU Award (target number of shares)
Joseph L. Jackson	100,000	75,000
Edgar O. Montes	75,000	50,000
Colm M. Callan	75,000	50,000
Kimberly L. Wilford	50,000	40,000

The performance-based RSU awards will be settled for shares of the Company’s Common Stock, if any, earned at the end of a three-year performance period from 2016 through 2018 based on actual achievement compared to the pre-established target levels for adjusted EBITDA margin and compound revenue growth for the performance period. For any shares of the award to be earned, the Company must achieve an adjusted EBITDA margin equal to or greater than 22% for the performance period and the Company’s compound revenue growth must be at least 10% for the performance period. Assuming that the threshold performance level for adjusted EBITDA margin is met, the various payout for each level of compound revenue growth for the performance period will be:

Compound Revenue Growth Metric	Percentage of Target Shares Earned
Less than 10%	0%
At least 10% but less than 15%	50% - 100%
At least 15% but less than 20%	100% - 200%
20% or greater	200%

Between the threshold, target, and maximum payout levels, the number of shares of our common stock earned will be based on a linear interpolation (with fractional shares rounded up to the nearest whole share).

For an NEO to earn any shares of the Company’s Common Stock subject to his or her performance-based RSU award, he or she must maintain continued status as a service provider to the Company through the determination date (date subsequent to December 31, 2018, on which the Compensation Committee of the Board determines achievement against the applicable performance goal(s) for the performance period).

The performance-based RSU awards and time-based stock options also provide for special vesting provisions in the event of an involuntary termination of employment and/or a change in control of the Company, as discussed in “Post-Employment Compensation” below.

The equity awards granted to the NEOs are also set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table,” which appear later on in this report.

Achievement of 2014 Performance-Based RSUs

In February 2017, the Compensation Committee determined that 135% of the performance-based RSUs granted to our NEOs in 2014 (the “2014 RSUs”) would vest based on the Company’s achievements against the pre-established metrics during the performance period. In making this determination, the Compensation Committee reviewed the Company’s achievements during the performance period against its average annual EBITDA margin target and compound revenue growth target. For any of the 2014 RSUs to vest, the Company had to achieve an average annual EBITDA margin equal to or greater than 22% for the performance period. If the Company achieved its average annual EBITDA margin metric, then the number of 2014 RSUs that actually would vest is based on the achievements in compound revenue growth during the performance period as indicated below:

Compound Revenue Growth Metric	Percentage of Target Shares Earned
Less than 10%	0%
At least 10% but less than 15%	50% - 100%
At least 15% but less than 20%	100% - 150%
20% or greater	150%

The performance period ran from January 1, 2014 through December 31, 2016. The Compensation Committee determined that for the performance period the Company’s performance exceeded the maximum levels of performance for the average annual EBITDA margin metric and achieved compound revenue growth of 18.48%, resulting in a payout at 135% of the target level.

Retirement, Welfare and Health Benefits

The Company maintains a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to length of service. Under the Company’s Section 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to annual Code limits. Employees can make contributions to the plan on a before-tax basis, after-tax Roth basis, or a combination of both of up to 85% of their eligible compensation, subject to the maximum amount prescribed by the Internal Revenue Service.

Under the Section 401(k) plan, the Company provides discretionary matching contributions equal to 40% of the first 6% of an employee’s contributions, up to a maximum of 2.4% of the employee’s eligible compensation. The Company intends for the Section 401(k) plan to qualify under Sections 401(a) and 501(a) of the Code so before-tax contributions by employees to the plan, and income earned on before-tax contributions and after-tax Roth contributions, are not taxable to employees until withdrawn from the plan. After-tax Roth contributions to the Section 401(k) plan are distributed tax free under certain circumstances.

The NEOs are eligible to participate in the same group insurance and employee benefit plans as other full-time employees of the Company. The Company provides employee benefits to all eligible employees, including the NEOs, which we believe are reasonable and consistent with our overall objective to better enable the Company to attract and retain employees. These benefits include medical, dental and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, basic life insurance coverage, and business travel accident insurance.

The Company designs its employee benefit plans to be affordable and competitive in relation to the market, and compliant with applicable laws and practices. The Company adjusts its employee benefit plans as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of the executive compensation program. Accordingly, we do not provide perquisites to the NEOs, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2016, none of the NEOs received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each NEO.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual NEO in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreement

The Company has entered into a written employment agreement with our CEO, which was subsequently amended and restated in November 2010. This agreement was approved on our behalf by the Board. This agreement provides for “at will” employment and, as amended and restated, sets forth his compensation arrangements, including his annual base salary and a target annual bonus opportunity. In addition, the agreement provides for certain payments and benefits in the event of an involuntary termination of employment, including an involuntary termination of employment in connection with a change in control of the Company.

For a more detailed description of the CEO’s employment agreement and a more detailed description of the terms and conditions of his post-employment compensation arrangements as contained in his employment agreement, see “Employment Agreements and Executive Severance Benefit Agreements,” which appears later on in this report.

Post-Employment Compensation

The CEO’s employment agreement and, in the case of the other NEOs, individual executive severance benefit agreements, provide for certain payments and benefits in the event of a qualifying termination of employment, including a termination of employment in connection with a change in control of the Company. We believe that these agreements will enable the NEOs to maintain their focus and dedication to their responsibilities to help maximize shareholder value by minimizing distractions due to the possibility of an involuntary termination of employment or a termination of employment in connection with a potential change in control of the Company. We also believe that these arrangements further our interest in encouraging retention among our NEOs.

In addition, certain of the equity awards granted to the NEOs provide for the following:

Stock Options Awards to NEOs and Time-Based RSU Awards to Mr. Callan

The stock options for shares of the Company’s Common Stock, as well as the time-based RSU award to Mr. Callan, provide that the unvested shares of the Company’s Common Stock subject to such options will vest in full (i) in the event of a termination of employment by reason of death or disability or (ii) in the event of an involuntary termination of employment on or within 24 months following a change in control of the Company (a “double-trigger” arrangement).

Performance-Based RSU Awards

The performance-based RSU awards that may be settled for shares of the Company’s Common Stock provide that:

•	in the event of a termination of employment by reason of death or disability, the unvested target number of shares subject to such award will vest in full; and

•	in the event of a change in control of the Company and subject to continued service through such date:

•

the number of shares subject to the award that would have vested on the date of the change in control had the award been subject to a three-year monthly time-based vesting schedule as of the date of grant will immediately vest;

•

the remaining shares subject to the award, if any, will vest in equal monthly installments through the three-year anniversary of the date of grant subject to continued service with us through each applicable vesting date; and

•

notwithstanding the foregoing, if on or within 24 months following the change in control, the employment of an NEO is involuntarily terminated or terminates by reason of death or disability, then the unvested target number of shares subject to the award will vest in full.

Other Compensation Policies

Stock Ownership Guidelines

In 2014, we adopted stock ownership guidelines for the NEOs to help ensure there is a strong alignment between their interests and the interests of the Company’s stockholders. Under these guidelines, each NEO is expected to own and hold shares of the Company’s Common Stock valued at a multiple of his or her annual base salary:

Executive Officer Subject to Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	Three times current annual base salary
Other NEOs	One times current annual base salary

Each NEO is in compliance with the ownership guidelines.

For the stock ownership guidelines, the value of the Company’s Common Stock is based on the 100-day trailing average of the market price of the Company’s Common Stock as of the last trading day of each fiscal year. Shares of the Company’s Common Stock that count towards satisfying the stock ownership guideline include all beneficially owned shares, shares subject to vested and unexercised stock options and unvested RSU awards to be settled in shares of the Company’s Common Stock.

Hedging and Pledging Policies

The Company has established an Insider Trading Policy which, among other things, prohibits short sales, engaging in transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to the Company’s Common Stock. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding the Company’s securities. In addition, the NEOs are prohibited from pledging any of the Company’s securities as collateral for a loan and from holding any of the Company’s securities in a margin account.

Equity Award Grant Policy

We grant equity awards to Company employees, including the NEOs under the Company’s 2010 Equity Incentive Plan, as amended and restated. Generally, for purposes of this plan, the grant date of all equity awards is the date on which the Compensation Committee approves the award. We may set the grant date of an equity award, however, after the date of approval.

The Compensation Committee has not delegated authority to grant equity awards under the 2010 Equity Incentive Plan. We do not intend to establish any program, plan, or practice of timing the grant of equity awards in coordination with the release of material non-public information likely to result in any increase or decrease in the value of the Company’s Common Stock.

Compensation Recovery (“Clawback”) Policy

If the Company’s financial statements must be restated due to material noncompliance with any financial reporting requirement or as required under any applicable securities law, any award paid to an NEO where the Compensation Committee has determined that the financial restatement has occurred will be deemed not to have been properly earned and we may recover from the NEO the amount by which the award exceeded the amount earned had our statements been accurate and initially filed as restated, as determined by the Compensation Committee.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m), or Section 162(m), limits the amount that the Company may deduct for compensation paid to the CEO and to certain other highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation. In addition to salary and performance-based cash incentive compensation, upon the exercise of stock options, the excess of the market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. While the Compensation Committee cannot predict how the deductibility limit may impact the compensation program in future years, we intend to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our NEOs, we consider tax deductibility under Section 162(m) as a factor in compensation structure. We may pay compensation or grant equity awards to our executive officers that have their deductibility limited by Section 162(m) if we believe that such compensation is appropriate. For 2016, no compensation paid had its deductibility limited by Section 162(m).

Taxation of “Parachute” Payments and Deferred Compensation

We do not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2016 and we have not agreed and are not otherwise obligated to provide any NEOs with such a “gross-up.” Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Code also imposes additional significant taxes on the individual in the event that an executive officer, director or other service provider receives “deferred compensation” that does not meet the requirements of Section 409A of the Code.

Accounting Treatment

The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, or ASC Topic 718, for its stock-based awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options and RSU awards, based on the grant date “fair value” of these awards.

Summary Compensation Table

The following table presents information concerning the total compensation of the NEOs, for services rendered to the Company in all capacities during the fiscal years ended December 31, 2014, 2015 and 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-equity Incentive Plan Compensation ($) (2)	All Other Compensation($)	Total ($)	One-Time Performance- Based Equity Award ($) (3)	Total Ordinary Course Compensation ($) (4)
Joseph L. Jackson	2016	689,680	—	3,272,250(5)	1,661,670	875,000	13,509(6)	6,512,108	—	6,512,108
Chairman of the Board and	2015	691,667	—	3,666,000(7)	—	936,250	11,835(8)	5,305,752	—	5,305,752
Chief Executive Officer	2014	639,583	—	6,651,430(9)	1,694,400	869,375	13,921(10)	9,868,709	(4,938,430)(11)	4,930,279
Edgar O. Montes	2016	403,926	—	2,181,500(12)	1,246,253	386,250	11,279(13)	4,229,208	—	4,229,208
President and	2015	390,000	—	2,444,000(14)	—	401,250	10,435(15)	3,245,685	—	3,245,685
Chief Operating Officer	2014	335,833	—	2,343,432(16)	677,770	272,850	12,691(17)	3,642,576	(1,629,682)(18)	2,012,894
Colm M. Callan	2016	343,337	—	2,181,500(12)	1,246,253	262,650	6,360(19)	4,040,100	—	4,040,100
Chief Financial Officer	2015	338,333	—	1,222,000(20)	—	272,850	4,770(21)	1,837,953	—	1,837,953
	2014	108,750	—	1,428,000(22)	939,495	88,275	38(23)	2,564,558	—	2,564,558
Kimberly L. Wilford	2016	333,239	—	1,745,200(24)	830,835	254,925	5,674(25)	3,169,872	—	3,169,872
Senior Vice President,	2015	328,333	—	1,222,000(20)	—	264,825	4,770(21)	1,819,928	—	1,819,928
General Counsel and Corporate Secretary	2014	317,917	—	2,343,432(16)	677,770	256,800	18,052(26)	3,613,971	(1,629,682)(18)	1,984,289

(1)	Amounts represent the aggregate fair market value of options granted in the fiscal years ended December 31, 2014, 2015 and 2016 to the NEOs calculated in accordance with ASC Topic 718 without regard to estimated forfeitures. See Note 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for a discussion of assumptions made in determining the grant date fair value and compensation expense of our stock options.
(2)	Amounts represent the total performance-based bonuses earned for services rendered in 2014, 2015 and 2016 under our Executive Bonus Plan.
(3)	Amount represents the aggregate fair value of price-vested restricted stock units, or RSUs, granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718. Because of the upside potential associated with these awards, the accounting fair value calculated under ASC 718 exceeds the face value of the number of shares earned at target.
(4)	Excludes the fair value of the price-vested RSUs disclosed separately in the column titled “One-Time Performance-Based Equity Award”.
(5)	Amount represents the aggregate fair market value of performance RSUs granted in the fiscal year ended December 31, 2016 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. Performance RSUs will vest based on achievement of performance objectives during the performance period from January 1, 2016 through December 31, 2018. If performance targets are met or exceeded, amounts vested can be increased up to 200% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $6,544,500.
(6)	Amount represents (i) $5,674 in 401(k) matching contribution by us and (ii) $7,835 in expenses associated with the use of advisors for financial and tax preparation and planning.

(7)	Amount represents the aggregate fair market value of performance RSUs granted in the fiscal year ended December 31, 2015 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. Performance RSUs will vest based on achievement of performance objectives during the performance period from January 1, 2015 through December 31, 2017. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $5,499,000.
(8)	Amount represents (i) $4,770 in 401(k) matching contribution by us and (ii) $7,065 in expenses associated with the use of advisors for financial and tax preparation and planning.
(9)	Amount includes the fair value of the price-vested RSUs disclosed separately in the column titled “One-Time Performance-Based Equity Award”. Amount represents the aggregate fair market value of performance RSUs granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. Performance RSUs will vest based on achievement of performance objectives during the performance period from January 1, 2014 through December 31, 2016. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $2,569,500. Price-vested RSUs vest based on achievement of pre-established stock price milestones for a sustained time during a three-year performance period from April 8, 2014 through April 7, 2017. If the per share price meets or exceeds the maximum pre-established stock price milestone, then the amounts vested can be increased up to 200% of the initial targeted RSU award, which would result in a grant date aggregate fair value of $9,876,860.
(10)	Amount represents (i) $4,680 in 401(k) matching contribution by us and (ii) $141 in Life Insurance gross-up and (iii) $9,100 in expenses associated with the use of advisors for financial and tax preparation and planning.
(11)	Amount represents the aggregate fair market value of price-vested RSUs granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718. If the per share price meets or exceeds the maximum pre-established stock price milestone during the performance period from April 8, 2014 through April 7, 2017, then the amounts vested can be increased up to 200% of initial targeted RSU award, which would result in a grant date aggregate fair market value of $9,876,860.
(12)	Amount represents the aggregate fair market value of performance RSUs granted in the fiscal year ended December 31, 2016 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. Performance RSUs will vest based on achievement of performance objectives during the performance period from January 1, 2016 through December 31, 2018. If performance targets are met or exceeded, amounts vested can be increased up to 200% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $4,363,000.
(13)	Amount represents (i) $5,674 in 401(k) matching contribution by us; (ii) $105 in gift card tax gross up and (iii) $5,500 in expenses associated with the use of advisors for financial and tax preparation and planning.
(14)	Amount represents the aggregate fair market value of performance RSUs granted in the fiscal year ended December 31, 2015 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. Performance RSUs will vest based on achievement of performance objectives during the performance period from January 1, 2015 through December 31, 2017. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $3,666,000.
(15)	Amount represents (i) $4,770 in 401(k) matching contribution by us and (ii) $5,665 in expenses associated with the use of advisors for financial and tax preparation and planning.
(16)

Amount includes the fair value of the price-vested RSUs disclosed separately in the column titled “One-Time Performance-Based Equity Award”. Amount represents the aggregate fair market value of performance RSUs granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. Performance RSUs will vest based on achievement of performance objectives during the performance period from January 1, 2014 through December 31, 2016. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $1,070,625. Price-vested RSUs vest based on achievement of pre-established stock price milestones for a sustained time during a three-year performance period from April 8, 2014 through April 7, 2017. If the per share price meets or exceeds the maximum pre-established stock price milestone, then the amounts vested can be increased up to 200% of the initial targeted RSU award, which would result in a grant date aggregate fair value of $3,259,364.
(17)	Amount represents (i) $4,680 in 401(k) matching contribution by us and (ii) $141.31 in Life Insurance gross-up and (iii) $7,870 in expenses associated with the use of advisors for financial and tax preparation and planning.
(18)	Amount represents the aggregate fair market value of price-vested RSUs granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718. If the per share price meets or exceeds the maximum pre-established stock price milestone during the performance period from April 8, 2014 through April 7, 2017, then the amounts vested can be increased up to 200% of initial targeted RSU award, which would result in a grant date aggregate fair market value of $3,259,364.
(19)	Amount represents (i) $6,360 in 401(k) matching contribution by us.
(20)	Amount represents the aggregate fair market value of performance RSUs granted in the fiscal year ended December 31, 2015 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. Performance RSUs will vest based on achievement of performance objectives during the performance period from January 1, 2015 through December 31, 2017. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $1,833,000.
(21)	Amount represents $4,770 in 401(k) matching contribution by us.
(22)	Amount represents the aggregate fair market value of time-based RSUs granted in the fiscal year ended December 31, 2014 and calculated in accordance with ASC Topic 718. RSUs will vest in four equal annual installments on each of the four anniversaries of the vesting commencement date of September 2, 2014.
(23)	Amount represents $38 in Life Insurance gross-up.
(24)	Amount represents the aggregate fair market value of performance RSUs granted in the fiscal year ended December 31, 2016 and calculated in accordance with ASC Topic 718 assuming that the target performance objectives are met. Performance RSUs will vest based on achievement of performance objectives during the performance period from January 1, 2016 through December 31, 2018. If performance targets are met or exceeded, amounts vested can be increased up to 200% of the initial targeted RSU award, which would result in a grant date aggregate fair market value of $3,490,400.
(25)	Amount represents (i) $5,674 in 401(k) matching contribution by us.
(26)	Amount represents (i) $4,680 in 401(k) matching contribution by us and (ii) $92 in Life Insurance gross-up and (iii) $13,280 in expenses associated with the use of advisors for financial and tax preparation and planning.

Plan-Based Awards for Fiscal 2016

The following table provides information regarding grants of all awards to each of the NEOs during fiscal 2016.

Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date	Grant Date Fair Value/ Incremental Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph L. Jackson	2/11/16	2/11/16							100,000	$43.63		$1,661,670
	2/11/16	2/11/16				37,500	75,000	150,000			$43.63	$3,272,250
			630,000	700,000	1,050,000
Edgar O. Montes	2/11/16	2/11/16							75,000	$43.63		$1,246,253
	2/11/16	2/11/16				25,000	50,000	100,000			$43.63	$2,181,500
			278,100	309,000	463,500
Colm M. Callan	2/11/16	2/11/16							75,000	$43.63		$1,246,253
	2/11/16	2/11/16				25,000	50,000	100,000			$43.63	$2,181,500
			189,108	210,120	315,180
Kimberly L. Wilford	2/11/16	2/11/16							50,000	$43.63		$1,246,253
	2/11/16	2/11/16				20,000	40,000	80,000			$43.63	$1,745,200
			183,546	203,940	305,910

(1)	Represents awards granted under our 2016 Executive Bonus Plan that were earned based on performance in 2016. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in 2016 by our NEOs under our 2016 Executive Bonus Plan.
(2)	Represents awards of performance RSUs granted under our 2010 Equity Incentive Plan that will vest on a determination date in 2019 based on the Company’s achievements against its (A) average annual EBITDA margin target for the performance period and (B) compound revenue growth target for the performance period. The columns show the awards that are possible at threshold, target and maximum levels of performance. If performance targets are met or exceeded, amounts vested can be increased up to 200% of the initial targeted RSU award. The performance period runs from January 1, 2016 through December 31, 2018. The vesting of RSUs is contingent on the recipient’s continued status as our service provider through the applicable vesting date.
(3)	Amounts in this column represent the grant date fair value of stock options and RSUs; awards are calculated in accordance with ASC Topic 718. For options awards, that number is calculated by multiplying the Black-Scholes fair value by the number of options granted. For RSUs, that number is calculated by multiplying the fair market value of our common stock on the date of grant by the number of target grants.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table presents information concerning all outstanding equity awards held by each of the NEOs as of December 31, 2016.

	Option Awards								Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options: (#) Exercisable		Number of Securities Underlying Unexercised Options: (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph L. Jackson	5/7/2009	(1)	6,250	(2)	—	—	6.14	5/7/2019
	5/6/2010	(3)	97,251	(2)	—	—	5.32	5/6/2020
	11/4/2010	(3)	150,000	(2)	—	—	6.18	11/4/2020
	2/9/2012	(3)	150,000	(2)	—	—	9.59	2/9/2022
	3/6/2013	(1)	117,214		7,786	—	23.76	3/6/2023
	2/24/2014	(1)	44,290		18,210	—	57.10	2/24/2024	40,500	(4)	2,936,250
	4/8/2014	(5)							100,000		7,250,000
	2/18/2015	(6)							60,000		4,350,000
	2/11/2016	(1)	—		100,000	—	46.63	2/11/2026	75,000	(7)	5,437,500
Edgar O. Montes	5/6/2010	(1)	30,000	(2)	—	—	5.32	5/6/2020
	11/4/2010	(3)	20,000	(2)	—	—	6.18	11/4/2020
	2/9/2012	(3)	40,000	(2)	—	—	9.59	2/9/2022
	3/6/2013	(1)	46,886		3,114	—	23.76	3/6/2023
	2/24/2014	(1)	17,712		7,288	—	57.10	2/24/2024	16,875	(8)	1,223,438
	4/8/2014	(5)							33,000		2,392,500
	2/18/2015	(6)							40,000		2,900,000
	2/11/2016	(1)	—		75,000	—	43.63	2/11/2026	50,000	(7)	3,625,000
Colm M. Callan	9/2/2014	(1)	28,124		21,876	—	40.80	9/2/2024	17,500	(9)	1,268,750
	2/18/2015	(6)							20,000		1,450,000
	2/11/2016	(1)	—		75,000	—	43.63	2/11/2026	50,000	(7)	3,625,000
Kimberly L. Wilford	3/6/2013	(1)	46,886		3,114	—	23.76	3/6/2023
	2/24/2014	(1)	17,712		7,288	—	57.10	2/24/2024	16,875	(8)	1,223,438
	4/8/2014	(5)							33,000		2,392,500
	2/18/2015	(6)							20,000		1,450,000
	2/11/2016	(1)	—		50,000	—	43.63	2/11/2026	40,000	(7)	2,900,000

(1)	Twenty-five percent of the shares vest on the first anniversary of the vesting commencement date, and an additional 1/48th of the shares vest on each of the 36 succeeding monthly anniversaries of the vesting commencement date, subject to the respective NEO’s continued status as our service provider through the applicable vesting date.
(2)	This option is fully vested.
(3)	The shares subject to the option vest in full on the seven-year anniversary of the grant date; provided, however, (a) 25% of each grant will vest immediately if certain financial performance goals are met, (b) 25% of each grant vested upon the successful listing of our Common Stock on the NYSE and (c) the remaining 50% of each grant will vest immediately if both (a) and (b) occur, subject to the respective NEO’s continued status as our service provider through the applicable vesting date.
(4)	The performance restricted stock units, or RSUs, reported are actual shares vested based on performance objectives being met for the performance period January 1, 2014 through December 31, 2016. The grant award previously reported 30,000 assuming that target performance objectives were met.
(5)	The onetime price-vested RSUs will vest on a determination date in 2017 based on achievement of pre-established stock price milestones for a sustained time during a three-year performance period from April 8, 2014 through April 7, 2017. If the per share price meets or exceeds the maximum pre-established stock price milestone, then the amounts vested can be increased up to 200% of initial targeted RSU award. The vesting of RSUs is contingent on the recipient’s continued status as our service provider through the applicable vesting date.
(6)	The performance RSUs will vest on a determination date in 2018 based on the Company’s achievements against its (A) average annual EBITDA margin target for the performance period and (B) compound revenue growth target for the performance period. If performance targets are met or exceeded, amounts vested can be increased up to 150% of the initial targeted RSU award. The performance period runs from January 1, 2015 through December 31, 2017. The vesting of RSUs is contingent on the NEO’s continued status as our service provider through the applicable vesting date.

(7)	The performance RSUs will vest on a determination date in 2019 based on the Company’s achievements against its (A) average annual EBITDA margin target for the performance period and (B) compound revenue growth target for the performance period. If performance targets are met or exceeded, amounts vested can be increased up to 200% of the initial targeted RSU award. The performance period runs from January 1, 2016 through December 31, 2018. The vesting of RSUs is contingent on the NEO’s continued status as our service provider through the applicable vesting date.
(8)	The performance restricted stock units, or RSUs, reported are actual shares vested based on performance objectives being met for the performance period January 1, 2014 through December 31, 2016. The grant award previously reported 12,500 assuming that target performance objectives were met.
(9)	RSUs will vest in four equal annual installments on each of the four anniversaries of the vesting commencement date of September 2, 2014.

Option Exercises and Stock Vested During Fiscal 2016

The following table presents certain information regarding options exercised by the NEOs in fiscal 2016. The value realized upon exercise of stock options is calculated based on the difference between the market price of the Company’s common stock upon exercise and the exercise price of the options.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph L. Jackson	262,654	13,317,625	90,000	3,926,700
Edgar O. Montes	25,000	1,024,840	37,500	1,636,125
Colm M. Callan	—	—	8,750	562,013
Kimberly L. Wilford	40,000	1,878,448	37,500	1,636,125

Pension Benefits & Nonqualified Deferred Compensation

The Company does not provide a pension plan for its employees and no NEOs participated in a nonqualified deferred compensation plan during fiscal 2016.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and the shares of the Company’s Common Stock reserved for future issuance under the Company’s equity compensation plans as of December 31, 2016.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,844,227	(1)	33.74	4,202,794	(2)
Equity compensation plans not approved by security holders
Total	2,844,227		33.74	4,202,794

(1)

Consists of the 2000 Stock Option/Stock Issuance Plan, the 2010 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan. The 2000 Stock Option/Stock Issuance Plan terminated in 2010 and as a result, no additional awards will be granted under the 2000 Stock Option/Stock Issuance Plan. However, the 2000 Stock Option/Stock Issuance Plan will continue to govern the terms and conditions of the outstanding awards previously granted thereunder. Our 2010 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2011 fiscal year, equal to the least of (i) 1,500,000 shares of our Common Stock, (ii) four percent (4%) of the outstanding shares of our Common Stock on the last day of the immediately preceding fiscal year, or (iii) such lesser amount as our Board may determine. Our 2012 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of (i) 500,000 shares of our Common Stock, (ii) one percent (1%) of the outstanding shares of our Common Stock on the first day of the fiscal year, or (iii) such lesser amount as our Board or a designated committee acting as administrator of the plan may determine.
(2)	The amount reported includes 1,534,692 shares available for purchase under the 2012 Employee Stock Purchase Plan at the end of fiscal 2016.

Employment Agreement and Executive Severance Benefit Agreements

All NEOs

The options and RSUs granted to our NEOs since 2013 will fully vest in the event of an involuntary termination of his or her employment with the Company or his or her termination of employment by reason of death or disability, in either case, within 24 months following a change in control of the Company. In addition, in the event a change in control that occurs prior to the determination date for measuring achievement of the applicable performance-based vesting conditions for the RSUs, each NEO will immediately vest in the number of RSUs that would have vested on the date of the change in control had the award of RSUs been subject to a three-year monthly time-based vesting schedule as of the grant date, and the remaining RSUs (if any) will vest in equal monthly installments through the three-year anniversary of the grant date, in all cases, subject to continued service with the Company through each applicable vesting date.

In addition, upon the NEO’s death or disability, the NEO (or his or her estate) will have until the one-year anniversary of the recipient’s date of termination due to death or disability to exercise any outstanding stock options granted since 2013.

The terms “involuntary termination,” “change in control,” and “disability” have the meanings set forth in the applicable RSU and option agreement.

In approving these vesting acceleration terms, the Compensation Committee considered that the vesting acceleration provisions for the existing employment and severance benefit agreements only applied to options in the NEO’s existing employment and severance benefit agreements that were vested. In addition, the Compensation Committee, recognizing the possible distraction that a change in control transaction can cause to executives, considered vesting acceleration provisions upon an involuntary termination following a change in control to be appropriate to ensure that the Company retained the NEO’s continued dedication through the consummation of a change in control and to provide the NEO with enhanced financial protections following a change in control.

Joseph L. Jackson

The Company entered into a second amended and restated employment agreement, or the employment agreement, with Joseph L. Jackson, our Chairman of the Board and Chief Executive Officer, on November 23, 2010. The employment agreement has no specific term and constitutes at will employment. Mr. Jackson’s current annual base salary is $700,000 and he is eligible to receive an annual bonus with a target amount equal to no less than 100% of his then-current salary. The actual annual bonus amount depends on Mr. Jackson’s performance and achievement of corporate performance goals set for that year, as determined by the Compensation Committee.

The employment agreement provides that in the event of an involuntary termination, if Mr. Jackson executes a general release of claims in favor of us, he will receive at least two months of salary and medical care coverage. If he also enters into and abides by certain covenants, Mr. Jackson will receive payment of his salary over a total period of 12 months and reimbursement (plus a tax gross up for such reimbursement, if applicable) for the cost of medical care coverage through our benefit plans for Mr. Jackson, his spouse and his eligible dependents for a total period of 12 months.

In the event of an involuntary termination of his employment with the Company (i) within 24 months following a change in control of the Company or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction, the employment agreement provides that he will receive the severance described above (subject to the execution of a release of claims and covenants as described above), plus: (a) accelerated vesting of certain stock options listed in his employment agreement with respect to the number of shares subject thereto that would have vested had he remained an employee for an additional 24 months; and (b) potential payment of all or a portion of his annual bonus, at the discretion of our Board.

The terms “involuntary termination” and “change in control” have the meanings set forth in the employment agreement.

Edgar O. Montes, Colm M. Callan and Kimberly L. Wilford

On January 27, 2011, the Company entered into amended and restated executive severance benefit agreements, or the severance benefit agreements, with Edgar O. Montes and Kimberly L. Wilford. On September 2, 2014 the Company entered into an executive severance benefit agreement with Colm M. Callan. Each severance benefit agreement provides that in the event of an involuntary termination, if the NEO executes a general release of claims in favor of the Company, he or she will receive at least one month of base salary and medical care coverage. If the NEO also enters into and abides by certain covenants, such NEOs will receive payment of his or her salary over a total period of six months and reimbursement (plus a tax gross up for such reimbursement, if applicable) for the cost of medical care coverage through our benefit plans for such NEO and his or her spouse and eligible dependents for a total period of six months.

In the event of an involuntary termination of employment with the Company (i) within 12 months following a change in control of the Company or (ii) during the time between signing a definitive agreement for a change in control transaction and either (x) the closing of such change in control transaction or (y) the termination of such agreement without completion of the proposed change in control transaction, the severance benefit agreements provide that he or she will receive the severance described above (subject to the execution of a release of claims and covenants as described above), plus: (a) accelerated vesting of certain stock options listed in his or her employment agreement with respect to the number of shares subject thereto that would have vested had he or she remained an employee for an additional 18 months; and (b) a prorated payment of such NEO’s annual target bonus based on the number of months that he or she was an employee during such fiscal year.

The terms “involuntary termination” and “change in control” have the meanings set forth in the severance benefit agreements.

Triggering Event	Salary ($)		Bonus ($)		Accelerated Stock Options (1) ($)		Accelerated RSUs (2) ($)		Health Care Benefits ($)		Total ($)
Joseph L. Jackson
Termination Without Cause Not in Connection with a Change in Control	700,000	(3)	—		—		—		20,015	(4)	720,015
Termination Without Cause or Constructive Termination after a Change in Control	700,000	(3)	700,000	(5)	3,546,924	(6)	19,212,500	(6)	—		24,159,424
Change in Control Only	—		—		—		12,868,895	(7)	—		12,868,895
Edgar O. Montes
Termination Without Cause Not in Connection with a Change in Control	206,000	(8)	—		—		—		10,008	(9)	216,008
Termination Without Cause or Constructive Termination after a	206,000	(8)	309,000	(10)	2,429,262	(11)	9,823,750	(11)	—		12,768,012
Change in Control Only	—		—		—		5,828,275	(7)	—		5,828,275
Colm M. Callan
Termination Without Cause Not in Connection with a Change in Control	175,100	(8)	—		—		—		10,008	(9)	185,108
Termination Without Cause or Constructive Termination after a Change in Control	175,100	(8)	210,120	(10)	2,858,719	(12)	6,343,750	(12)	—		9,587,689
Change in Control Only	—		—		—		1,893,120	(7)	—		1,893,120
Kimberly L. Wilford
Termination Without Cause Not in Connection with a Change in Control	169,950	(8)	—		—		—		6,862	(9)	176,812
Termination Without Cause or Constructive Termination after a Change in Control	169,950	(8)	203,940	(10)	1,707,512	(13)	7,648,750	(13)	—		9,730,152
Change in Control Only	—		—		—		4,740,848	(7)	—		4,740,848

(1)	Amount reflects the difference between the closing sales price of a share of our common stock on December 31, 2016 ($72.50) and the per share exercise price for the option.
(2)	Amount reflects the closing sales price of a share of our common stock on December 31, 2016 ($72.50).
(3)	Upon an involuntary termination, Mr. Jackson would receive payment of his salary over a period of 12 months, provided Mr. Jackson executes a general release of claims and an agreement not to complete with us during the period of time that he receives severance benefits from us.
(4)	Upon an involuntary termination, Mr. Jackson would receive reimbursement, and tax gross-up payments for such reimbursement (if applicable), for the cost of medical care coverage through our benefit plans for Mr. Jackson, his spouse and his eligible dependents for a period of 12 months, provided Mr. Jackson agrees to a general release of claims and covenant not to complete with us during the period of time that he receives severance benefits from us. The amount shown is exclusive of the tax gross-up payment.
(5)	Upon an involuntary termination (i) within 24 months of a change in control or (ii) during the time between the signing and closing a definitive agreement for a change in control transaction, Mr. Jackson will be considered for a termination bonus, with the amount of such termination bonus to be determined by our Board subject to achieving corporate and individual performance goals. The amount shown is Mr. Jackson’s target annual bonus for 2016.
(6)	As of December 31, 2016, the following shares of common stock would accelerate if Mr. Jackson were terminated without cause or resigned for good reason in connection with a change of control within 24 months following a change in control of us: 125,996 option awards and 265,000 restricted stock units, or RSUs. This calculation includes RSUs that could vest on a change in control, as reported in the “Change in Control only column” and described under footnote 7.

(7)	Amount is based on vesting in the number of target RSUs that would have vested upon a change in control on December 31, 2016 had the award of RSUs been subject to a three-year monthly time-based vesting schedule as of the grant date. As described in the “Achievement of 2014 Performance-Based RSUs” section above, following December 31, 2016, we determined that the RSUs granted in 2014 paid out at 135% of the target number.
(8)	Upon an involuntary termination, the NEO would receive payment of his or her salary over a period of six months, provided the NEO executes a general release of claims and an agreement not to complete with us during the period of time that he or she receives severance benefits from us.
(9)	Upon an involuntary termination, the NEO would receive reimbursement, and tax gross-up payments for such reimbursement (if applicable), for the cost of medical care coverage through our benefit plans for the NEO, his or her spouse and dependents for a period of six months, provided the NEO executes a general release of claims and an agreement not to complete with us during the period of time that he or she receives severance benefits from us. The amount shown is exclusive of the tax gross-up payment.
(10)	Upon an involuntary termination (i) within 12 months of a change in control or (ii) during the time between signing and closing a definitive agreement for a change in control transaction, the NEO will be eligible to receive a payment equal to the pro-rata portion of their annual target bonus.
(11)	As of December 31, 2016, the following shares of common stock would accelerate if Mr. Montes were terminated without cause or resigned for good reason in connection with a change of control: 85,402 shares subject to option awards and 135,500 RSUs. This calculation includes RSUs that could vest on a change in control, as reported in the “Change in Control only column” and described under footnote 7.
(12)	As of December 31, 2016, the following shares of common stock would accelerate if Mr. Callan were terminated without cause or resigned for good reason in connection with a change of control within 24 months following a change in control of us: 96,876 shares subject to option awards and 87,500 RSUs. This calculation includes RSUs that could vest on a change in control, as reported in the “Change in Control only column” and described under footnote 7.
(13)	As of December 31, 2016, the following shares of common stock would accelerate if Ms. Wilford were terminated without cause or resigned for good reason in connection with a change of control: 60,402 shares subject to option awards and 105,500 RSUs. This calculation includes RSUs that could vest on a change in control, as reported in the “Change in Control only column” and described under footnote 7.

401(k) Plan

The Company maintains a tax qualified 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to length of service. Under our 401(k) plan, employees may elect to defer a portion of their eligible compensation, subject to applicable annual Code limits. Employees can make contributions to the plan on a before tax basis, after tax Roth basis, or a combination of both up to 85% of their eligible compensation, subject to the maximum amount prescribed by the Internal Revenue Service. Under the 401(k) plan, the Company provides discretionary matching contributions at 40% of the first 6% of the employee contribution, up to a maximum of 2.4% of the employee’s eligible compensation. The Company intends for the 401(k) plan to qualify under Section 401(a) and 501(a) of the Code so that before tax contributions by employees to the 401(k) plan, and income earned on before tax contributions and after tax Roth contributions, are not taxable to employees until withdrawn from the 401(k) plan. After tax Roth contributions by employees to the 401(k) plan are distributed tax free under certain circumstances.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by the Company to each non-employee directors for fiscal 2016. The CEO did not receive additional compensation for his service as a director and, consequently, is not included in the table. The compensation received by the CEO as an employee is presented in the “Summary Compensation Table,” which appears above in this report.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Thomas A. Bevilacqua (2)	26,250	159,981	—	186,231
Bruce G. Bodaken (3)	33,000	159,981	—	192,981
Mariann Byerwalter (4)	42,500	159,981	—	202,481
Jerome D. Gramaglia (5)	41,500	159,981	—	201,481
John W. Larson (6)	56,500	159,981	—	216,484
Robert L. Metzger (7)	32,500	436,300	249,251	718,051
Edward C. Nafus (8)	37,500	159,981	—	197,481

(1)	The amounts shown reflect the aggregate grant date fair value of stock awards and option awards granted, determined in accordance with ASC Topic 718. See Note 11 of the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 regarding assumptions underlying valuation of equity awards. These amounts do not correspond to the actual value that may be recognized by the directors.
(2)	As of December 31, 2016, Mr. Bevilacqua held options to purchase 15,500 shares of Common Stock and 2,943 unvested RSUs.
(3)	As of December 31, 2016, Mr. Bodaken held no options to purchase shares of Common Stock and 2,943 unvested RSUs.
(4)	As of December 31, 2016, Ms. Byerwalter held no options to purchase shares of Common Stock and 2,943 unvested RSUs.
(5)	As of December 31, 2016, Mr. Gramaglia held options to purchase 23,000 shares of Common Stock and 2,943 unvested RSUs.
(6)	As of December 31, 2016, Mr. Larson held options to purchase 30,500 shares of Common Stock and 2,943 unvested RSUs.
(7)	As of December 31, 2016, Mr. Metzger held no options to purchase shares of Common Stock and 10,000 unvested RSUs.
(8)	As of December 31, 2016, Mr. Nafus held options to purchase 25,000 shares of Common Stock and 2,943 unvested RSUs.

Standard Compensation Arrangements for Non-Employee Directors

Pursuant to the Company’s non-employee director compensation program, the Non-Executive Chairman of the Board or, the Lead Independent Director if the Chairman of the Board is an employee of the Company, receives an annual retainer of $50,000 and each of the remaining non-employee directors receives an annual retainer of $25,000, payable quarterly. If a non-employee director serves for only a portion of a year, such non-employee director’s retainer is pro-rated for that portion of the year. The Chairman of the audit committee receives an additional annual retainer of $10,000, the Chairman of the compensation committee receives an additional annual retainer of $6,500 and the Chairman of the nominating and corporate governance committee receives an additional annual retainer of $4,000. The Non-Executive Chairman of the Board will not be paid an additional committee chair retainer if he or she also serves as a committee chair.

Non-employee directors are also paid $1,000 for every meeting of the Board or committee attended in person, and $500 for every meeting of the Board or committee attended telephonically. As directors affiliated with the Company’s major venture capital stockholders, Mr. Bevilacqua did not receive retainer payments or payments for attending Board or committee meetings prior to April 2016.

Pursuant to the non-employee director compensation program, as amended in February 2014, each non-employee director is automatically granted equity, which may be in the form of a stock option to purchase a specified number of shares of the Company’s Common Stock, a specified number of RSUs or some other grant, as determined in the discretion of the Board on the date such person first becomes a non-employee director, under the equity incentive plan in place at that time. Additionally, annually, each non-employee director is automatically granted RSUs equal in value to $160,000 under the equity incentive plan in place at that time. The grant of these annual retainers will be made as of the annual meetings of the stockholders.

Pursuant to the amended non-employee director compensation program, and subject to the adjustment provisions of the Company’s equity incentive plans, any initial grants shall vest according to the schedule determined in the discretion of the Board.

The exercise price of all stock options granted pursuant to the non-employee director program is equal to the fair market value of the Company’s Common Stock on the date of grant. The term of all stock options will be 10 years.

Each vested stock option granted under the non-employee director compensation program is exercisable by the grantee for three years following separation from the Board.

In the event of a “change in control,” as defined in the appropriate equity incentive plan, with respect to awards granted under the non-employee director compensation program, the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards.

Equity Retention Guidelines for Non-Employee Directors

In 2014, we adopted equity retention guidelines for non-employee directors to promote an alignment between their interests and the interests of our stockholders. Under this policy, each non-employee director is encouraged, over time, to retain equity in the Company in the value of $300,000. To facilitate this policy, each director who receives an RSU award is required to retain 50% of the value of the RSU award at the date of vesting. This 50% retention requirement terminates once the director has at least $300,000 of equity in the Company on the date the RSU award vests.

For these equity retention guidelines, the value of the Company’s Common Stock is based on the 100-day trailing average of the market price of the Company’s Common Stock as of the last trading day of each fiscal year. Equity holdings that count towards satisfying this policy include all shares of Company Common Stock, the net value of stock options and vested RSUs retained, directly or beneficially, by the director and by his or her family (spouse and dependent children).

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The audit committee is comprised of four directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the audit committee are Robert L. Metzger, Bruce G. Bodaken, Mariann Byerwalter, and Edward C. Nafus. The audit committee acts pursuant to a written charter.

In performing its functions, the audit committee acts in an oversight capacity and relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal controls, and (ii) the Company’s independent registered public accounting firm, KPMG LLP, which is responsible for expressing opinions on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America, and on the Company’s internal control over financial reporting. It is not the duty of the audit committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting.

Within this framework, the audit committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2016. The Audit Committee reviewed and discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee discussed with KPMG LLP their independence, and received from KPMG LLP and reviewed the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. The Audit Committee discussed with KPMG LLP the scope and results of KPMG LLP’s audit of such financial statements.

Based upon these reviews and discussions, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

AUDIT COMMITTEE

Robert L. Metzger, Chair

Bruce G. Bodaken

Mariann Byerwalter

Edward C. Nafus

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2017. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years
	2016 ($)	2015 ($)
Audit Fees (1)	2,373,300	1,771,509
Audit-Related Fees (2)	370,000	349,423
Tax Fees	—	—
All Other Fees	—	—

	2,743,300	2,120,932

(1)	Audit fees consist of fees incurred or expected to be incurred for professional services rendered for the audit of our annual consolidated financial statements, review of our quarterly consolidated financial statements, services rendered in connection with our Form S-8 and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees incurred for professional services rendered related to the Statement on Standards for Attestation Engagements (SSAE) No. 16 report on internal controls for selected information systems and business units.

The audit committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy for pre-approving audit and non-audit services and associated fees of the Company’s independent registered public accounting firm. Under this policy, the audit committee must pre-approve all services and associated fees provided to the Company by its independent registered public accounting firm, with certain exceptions described in the policy.

Required Vote

Ratification of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 3 at the Annual Meeting in person or by proxy. Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s amended and restated bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board recommends a vote “FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2016 all Reporting Persons complied with all applicable reporting requirements.

ANNUAL MEETING OF STOCKHOLDERS OF WAGEWORKS, INC. April 27, 2017 GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17629/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

00003303030000000000 9 042717

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. To elect the two Class II directors listed in the accompanying proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified.

FOR AGAINST ABSTAIN

Mariann Byerwalter John W. Larson

2. The approval, on an advisory and non-binding basis, of the executive compensation set forth in the accompanying proxy statement.

3. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance the recommendation of the Board of Directors.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL WAGEWORKS, MEETING OF STOCKHOLDERS INC. OF April 27, 2017 PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBERACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/17629/

00003303030000000000 9 042717

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect the two Class II directors listed in the accompanying proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified.

FOR AGAINST ABSTAIN

Mariann Byerwalter John W. Larson

2. The approval, on an advisory and non-binding basis, of the executive compensation set forth in the accompanying proxy statement.

3. The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted in accordance the recommendation of the Board of Directors.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

WAGEWORKS, INC.

Proxy for Annual Meeting of Stockholders on April 27, 2017 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Joseph L. Jackson and Colm M. Callan, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of WageWorks, Inc., to be held on Thursday, April 27, 2017 at 3:00 p.m., Pacific time, at the Company’s executive offices located at 1100 Park Place, Fourth Floor, San Mateo, California 94403, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1

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